Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
dated as of
April 24, 2018
by and among
GLOBALSTAR, INC.,
GBS ACQUISITIONS, INC.,
THERMO ACQUISITIONS, INC.,
STOCKHOLDERS OF THERMO ACQUISITIONS, INC.
and
THERMO DEVELOPMENT, INC.,
in its capacity as the Stockholders’ Representative

TABLE OF CONTENTS
PAGE
Article 1
Definitions
Section 1.01 . Definitions 2
Section 1.02 . Other Definitional and Interpretative Provisions 17
Article 2
The Merger
Section 2.01 . The Merger 18
Section 2.02 . Governing Documents of the Surviving Company 18
Section 2.03 . Managers and Officers of the Surviving Company 19
Section 2.04 . Effect of Merger on Capital Stock 19
Section 2.05 . Exchange Procedures 22
Section 2.06 . Lost Certificates 23
Section 2.07 . Withholding Rights 23
Section 2.08 . Tax Consequences 24
Article 3
Representations and Warranties of Thermo and the Stockholders
Section 3.01 . Existence and Power 24
Section 3.02 . Authorization 24
Section 3.03 . Governmental Authorization 24
Section 3.04 . Noncontravention 25
Section 3.05 . Capitalization 25
Section 3.06 . Subsidiaries 27
Section 3.07 . Financial Statements 28
Section 3.08 . Absence of Certain Changes 29
Section 3.09 . No Undisclosed Material Liabilities 29
Section 3.10 . Material Contracts 30
Section 3.11 . Tax Matters 33
Section 3.12 . Litigation 35
Section 3.13 . Compliance with Laws and Court Orders 35
Section 3.14 . Properties 35
Section 3.15 . Intellectual Property 37
Section 3.16 . Indebtedness and Restricted Cash 39
Section 3.17 . Insurance Coverage 39
Section 3.18 . Licenses and Permits 39
Section 3.19 . Finders’ Fees 40
Section 3.20 . Environmental Matters 40
Section 3.21 . Employees and Labor Matters 41

i

Section 3.22 . Employee Benefits 42
Section 3.23 . Affiliate Transactions 43
Section 3.24 . Network Operations 44
Section 3.25 . Exclusivity of Representations 45
Section 3.26 . Representations and Warranties of Stockholders 45
Article 4
Representations and Warranties of Parent and Merger Sub
Section 4.01 . Existence and Power 46
Section 4.02 . Authorization 46
Section 4.03 . Governmental Authorization 46
Section 4.04 . Noncontravention 47
Section 4.05 . GSAT Common Stock 47
Section 4.06 . Litigation 47
Section 4.07 . Finders’ Fees 48
Section 4.08 . Investment Purpose 48
Section 4.09 . Parent Capitalization 48
Section 4.10 . SEC Documents 48
Section 4.11 . Absence of Parent Material Adverse Effect 48

.	Stockholder Approval 48
Section 4.13 . Exclusivity of Representations 49
Article 5
Covenants
Section 5.01 . Conduct of the Acquired Companies 49
Section 5.02 . Access to Information 52
Section 5.03 . Resignations 53
Section 5.04 . Financial Information 53
Section 5.05 . Exclusivity of Thermo 54
Section 5.06 . Representation and Warranty Insurance 54
Section 5.07 . Parent Adverse Recommendation Change 54
Section 5.08 . Preparation of Parent Proxy Statement and S-4 55
Section 5.09 . Parent Stockholders Meeting; Approval by Sole Stockholder of Merger Sub 56
Section 5.10 . Public Announcements 57
Section 5.11 . Section 16 Matters 57
Section 5.12 . Stock Exchange Matters 57
Section 5.13 . Efforts; Further Assurances 58
Section 5.14 . Confidentiality 58
Section 5.15 . Third-Party Notices and Consents 59
Section 5.16 . Notices of Certain Events 60
Section 5.17 . Books and Records 60
Section 5.18 . Supplements to Disclosure Schedules 61

Section 5.19 . Special Committee 61
Section 5.20 . Required Contributions 61
Article 6
Tax Matters
Section 6.01 . Tax Matters 62
Article 7
Conditions to Closing
Section 7.01 . Conditions to Obligations of Parent, Merger Sub and Thermo 64
Section 7.02 . Conditions to Obligation of Parent and Merger Sub 65
Section 7.03 . Conditions to Obligation of Thermo 66
Article 8
Survival; Indemnification
Section 8.01 . Survival 67
Section 8.02 . Indemnification 67
Section 8.03 . Third-Party Claim Procedures 68
Section 8.04 . Limitations on Indemnification 70
Section 8.05 . Manner of Payment 70
Section 8.06 . Exclusivity of Remedy 71
Section 8.07 . Mitigation 71
Section 8.08 .Direct Claims 71
Section 8.09 . Stockholders’ Representative 71
Article 9
Termination
Section 9.01 . Grounds for Termination 74
Section 9.02 . Effect of Termination 75
Section 9.03 . Effect of Termination Pursuant to Section 9.01(e) or 9.01(f) 75
Section 9.04 . Effect of Termination Due to Material Breach 75
Article 10
Miscellaneous
Section 10.01 . Notices 75
Section 10.02 . Amendments and Waivers 77
Section 10.03 . Expenses 77
Section 10.04 . Independent Investigation 77
Section 10.05 . Successors and Assigns 78
Section 10.06 . Governing Law 78
Section 10.07 . Jurisdiction 78

Section 10.08 . WAIVER OF JURY TRIAL 78
Section 10.09 . Counterparts; Effectiveness; No Third-Party Beneficiaries 78
Section 10.10 . Entire Agreement 79
Section 10.11 . Severability 79
Section 10.12 . Specific Performance 79
Section 10.13 . Disclosure Schedules 79

Exhibits

Exhibit A    –     Certificate of Merger
Exhibit B    –    Terms of R&W Insurance Policy
Exhibit C    –     Form of Resignation

Schedules

Company Disclosure Schedule
Schedule I        –    Allocation Schedule
Schedule II        –    Required Governmental Approvals

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 24, 2018 is made by and among Globalstar, Inc., a Delaware corporation (“Parent”), GBS Acquisitions, Inc., a Delaware corporation and wholly owned Subsidiary (as defined below) of Parent (“Merger Sub”), Thermo Acquisitions, Inc., a Delaware corporation (“Thermo”), the undersigned stockholders of Thermo (collectively, the “Stockholders,” and each, individually, a “Stockholder”) and Thermo Development, Inc., in its capacity as the representative of the Stockholders as set forth herein (the “Stockholders’ Representative”).
RECITALS:
WHEREAS, Parent and Thermo desire to effect a business combination, pursuant to which Parent would, by means of the merger of Merger Sub with and into Thermo, with Thermo continuing as the surviving entity as a wholly-owned Subsidiary (as defined below) of Parent (the “Merger”), become the beneficial owner of: (i) 99.99992595% of the outstanding membership interests of FiberLight, LLC, a Delaware limited liability company (the “Company”); (ii) $100 million in cash (the “Cash Amount”); (iii) 15.5 million shares of common stock (the “CTL Common Stock”) of CenturyLink, Inc. (“CTL”); (iv) all of the outstanding membership interests of Thermo Covington, LLC (“Covington LLC”), the assets of which include (and are limited to) the Subject Property (as defined below) and any improvements thereon, all development and construction contracts relating to improvements in process on the Subject Property (the “Subject Property Contracts”) and an amount of cash sufficient to meet the budgeted costs, as the date hereof, for the completion of the development of the Subject Property (the “Subject Property Cash”); (v) 1,408,549 shares of Series A Stock (the “Pivotal Stock”) of Pivotal Commware, Inc. (“Pivotal”); and (vi) 1,000,000 shares of Series A-2 Preferred Stock (the “Orion Stock”) of Orion Labs, Inc. (“Orion”).
WHEREAS, as of the Closing (as defined below), Thermo will be the owner of all of the Company Membership Interests (as defined below), the Cash Amount, the CTL Common Stock, all of the outstanding membership interests of Covington LLC, the Pivotal Stock and the Orion Stock (collectively, the “Thermo Assets”);
WHEREAS, Parent, as the sole stockholder of Merger Sub, and the Stockholders and Thermo Board have approved of the Merger upon the terms and subject to the conditions set forth herein;
WHEREAS, the board of directors of Parent (the “Parent Board”), acting upon the unanimous recommendation of a special committee of independent and disinterested directors previously appointed (the “Special Committee of Parent”), has (i) determined that this Agreement, the Merger, the Parent Stock Issuance (as defined below) and the Parent Stock Authorization (as defined below) are advisable and in the best interests of, and fair to, Parent and its stockholders; (ii) approved this Agreement, the Merger, the Parent Stock Issuance and the Parent Stock Authorization; and (iii) resolved to recommend that the stockholders of Parent approve the Merger, the Parent Stock Issuance and the Parent Stock Authorization and the adoption of this Agreement (the “Parent Board Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement and condition to Parent’s willingness to enter into this Agreement, certain Affiliates of Thermo have entered into a Voting Agreement with Parent (the “Voting Agreement”) pursuant to which, subject to the terms of the Voting Agreement, such Affiliates have agreed to vote all shares of GSAT Voting Common Stock held by them in favor of the Merger, the Parent Stock Issuance, the Parent Stock Authorization and any other matter in connection therewith;
WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of Thermo shall be converted into the right to receive shares of voting common stock par value $0.0001 per share of Parent (the “GSAT Voting Common Stock”) or shares of non-voting common stock par value $0.0001 per share of Parent (the “GSAT Non-Voting Common Stock” and, together with the GSAT Voting Common Stock, collectively the “GSAT Common Stock”) in accordance with the terms of this Agreement, or shall otherwise be cancelled; and
WHEREAS, for United States federal income tax purposes, the parties intend that the Merger shall qualify as a reorganization under Section 368(a) of the Code, and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article 1
DEFINITIONS
Section 1.01    . Definitions. The following terms, as used herein, have the following meanings:
“Acquired Company” means, individually, each of Thermo, the Company, the Company’s Subsidiaries, and Covington LLC, and “Acquired Companies” means, collectively, Thermo, the Company, the Company’s Subsidiaries and Covington LLC.
“Acquired Company Employee” has the meaning set forth in Section 3.21(a)(i).
“Acquired Companies Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the financial condition, business, assets or results of operations of either (x) the Company and the Company’s Subsidiaries, taken as a whole, or (y) the Acquired Companies, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (A) changes, developments or conditions generally in financial or securities markets in jurisdictions in which the Acquired Companies operate or in the general economic or political conditions in the jurisdictions in which the Acquired Companies operate, (B) changes, developments or conditions generally affecting the industry in which the Acquired Companies operate, (C) acts of war, hostilities, sabotage or terrorism or man-made or natural disasters or any other calamity or crisis affecting the jurisdictions in which the Acquired Companies operate, (D) changes or proposed changes in Applicable Law or GAAP or the binding interpretation or enforcement of either, (E) the public announcement or pendency of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby (it being understood that this clause (E) shall not apply to a breach of any representation or warranty related to the announcement or consummation of the transactions contemplated hereby or by the other Transaction Documents), (F) any act taken by any Acquired Company at the written request of Parent or Merger Sub, or (G) any failure of any of the Acquired Companies to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts or basis for such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be an Acquired Companies Material Adverse Effect if not otherwise excluded hereunder); provided, however, that if any event, change, circumstance, effect, occurrence, condition, state of facts or development described in any of clauses (A) through (D) has a disproportionate effect on the Company and the Company’s Subsidiaries, taken as a whole, or the Acquired Companies, taken as a whole, relative to other participants in the industry in which the Company and the Company’s Subsidiaries, on the one hand, or the Acquired Companies, on the other hand, operate, the disproportionate impact thereof may be taken into account in determining whether there has been, or would reasonably be expected to be, an Acquired Companies Material Adverse Effect or (ii) Thermo and/or the Company’s ability to consummate the Closing.
“Acquisition Agreement” means any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Proposal.
“Action” means any action, suit, investigation, audit (including Tax audit), litigation, arbitration, claim (including any crossclaim or counterclaim) or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding).
“Adjusted GSAT Stock Price” shall mean the volume-weighted average of the closing prices per share of GSAT Voting Common Stock as reported by NYSE American for the 20-trading-day period ending upon the trading day immediately preceding the last trading day prior to the Closing Date.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For the avoidance of doubt, following the Effective Time, the Affiliates of Parent shall include the Surviving Company. For purposes of this Agreement, Parent and Merger Sub, on the one hand, and Thermo, the Company, the Company’s Subsidiaries and Covington LLC, on the other, shall not be considered Affiliates of one another.
“Affiliate Contract” has the meaning set forth in Section 3.23.
“Aggregate Share Consideration” shall mean an aggregate number of shares of GSAT Common Stock equal to the quotient of (a) the Transaction Value divided by (b) the Applicable GSAT Stock Price.
“Agreement” has the meaning set forth in the Preamble.
“Allocation Schedule” means the Allocation Schedule to be delivered at least two (2) Business Days prior to the Closing Date setting forth the following information: 1.%2.%3.%4 each Thermo Stockholder’s name, address, and email address, 2.%2.%3 each Thermo Stockholder’s Percentage Interest, and 1.%2.%3.%4 a calculation of the portion of the Aggregate Share Consideration to be paid to each Thermo Stockholder in respect of each such Stockholder’s Shares.
“Applicable GSAT Stock Price” means the Adjusted GSAT Stock Price; provided, however, (a) if the Adjusted GSAT Stock Price is more than 120% of the Initial GSAT Stock Price, then the Applicable GSAT Stock Price shall be equal to 120% of the Initial GSAT Stock Price; and (b) if the Adjusted GSAT Stock Price is less than 80% of the Initial GSAT Stock Price, then the Applicable GSAT Stock Price shall be equal to 80% of the Initial GSAT Stock Price.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.
“Audited Financial Statements” has the meaning set forth in Section 3.07.
“Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date.
“Balance Sheet Date” means December 31, 2017.
“Book-Entry Share” has the meaning set forth in Section 2.04(c).
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Applicable Law to close.
“Certificate” has the meaning set forth in Section 2.04(c).
“Certificate of Merger” has the meaning set forth in Section 2.01(d).
“Claim” has the meaning set forth in Section 8.03(a).
“Closing” has the meaning set forth in Section 2.01(c).
“Closing Date” has the meaning set forth in Section 2.01(c).
“Closing Date Conditions” has the meaning set forth in Section 2.01(c).
“Closing Payments” means payments made in (i) cash or (ii) shares of GSAT Voting Common Stock or GSAT Non-Voting Common Stock, in each case under clause (ii) valued at the Applicable GSAT Stock Price, to employees or service providers of the Company for past services, as identified in writing by Thermo to Parent prior to Closing and in an aggregate amount not to exceed $5,000,000.
“COBRA” means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as codified in Section 4980 of the Code and Sections 601 through 608 of ERISA.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any written agreement between any of the Acquired Companies and any labor organization or other authorized employee representative representing Service Providers.
“Company” has the meaning set forth in the Recitals.
“Company Credit Agreement” means that certain Amended and Restated Credit Agreement, dated July 1, 2014, by and between FiberLight, LLC, FiberLight of Virginia, LLC (as guarantor), CoBank, ACB (as administrative agent) and the lenders party thereto and each security agreement, certificate, document and other agreement executed in connection therewith (including any “Collateral Document” as defined therein), in each case as amended from time to time.
“Company Disclosure Schedule” means the disclosure schedules dated the date of this Agreement and delivered by Thermo to Merger Sub and Parent in connection with the execution of this Agreement, as updated by any Company Schedule Supplement delivered in accordance with this Agreement.
“Company Insurance Policies” has the meaning set forth in Section 3.17.
“Company Membership Interests” means 99.99992595% of the outstanding limited liability company interests of the Company.
“Company Schedule Supplement” has the meaning set forth in Section 5.18(a).
“Company Securities” has the meaning set forth in Section 3.05(b).
“Conditional Proposal” means with respect to Parent, a Proposal that is conditioned upon the termination of this Agreement prior to the Closing Date.
“Confidential Information” has the meaning set forth in Section 5.14.
“Contract” means any written or oral agreement, lease, sublease, license, contract, IRU obligation, permit, sale or purchase order, service order, indenture, note, bond, loan, mortgage, deed of trust, instrument, commitment or undertaking, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.
“Covered Tax” means any (i) Tax of an Acquired Company related to a Pre-Closing Tax Period, (ii) liability of any of the Acquired Companies for the payment of any Tax as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of an Acquired Company to a Taxing Authority is determined or taken into account with reference to the activities of any Person other than an Acquired Company, (iii) liability of an Acquired Company for the payment of any amount as a result of being party to any Tax Sharing Agreement and (iv) Tax of an Acquired Company resulting from a breach by Thermo or any of the Stockholders of any representation, covenant or agreement contained herein.
“DGCL” means the Delaware General Corporation Law.
“Disclosing Party” has the meaning set forth in Section 5.14.
“Easements” means all servitudes, easements, licenses, rights of way, pole attachments and similar agreements providing rights to real estate for access, placement, occupancy, parking, location, maintenance, repair and replacement of cables, utilities, utility lines, wires, anchors and other property.
“Effective Time” has the meaning set forth in Section 2.01(d).
“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by any of the Acquired Companies or any of their respective ERISA Affiliates for the current or future benefit of any current or former Service Provider or (y) for which any of the Acquired Companies has any direct or indirect liability. For the avoidance of doubt, a Collective Bargaining Agreement shall constitute an agreement for purposes of clauses (ii) and (iii).
“End Date” has the meaning set forth in Section 9.01(b).
“Environmental Laws” means any Applicable Law relating to human health or safety, the environment or any pollutants, contaminants, wastes, chemicals, or any other toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, including the terms of any Environmental Permit.
“Environmental Permits” means all Permits required by Environmental Laws for the business of the Acquired Companies as currently conducted.
“Environmental Release” means any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escape, leaching, dumping, placing, discarding, abandonment, disposal, deposit, dispersing or migration into or through the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning set forth in Section 2.05(a).
“Exchange Fund” has the meaning set forth in Section 2.05(a).
“Extraordinary Transactions” means those “extraordinary items” as defined in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C), as modified by the Proposed Next-Day Rule Regulations.
“False Claims Act” means the False Claims Act of 1863.
“FCC” means the Federal Communications Commission.
“Fiber” means fiber optic cabling and conduits (or usage rights thereto) owned or held by any of the Acquired Companies by lease, IRU or otherwise.
“Financial Statements” has the meaning set forth in Section 3.07.
“Fundamental Representations” has the meaning set forth in Section 8.01.
“GAAP” means generally accepted accounting principles in the United States in effect from time to time, applied on a consistent basis.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation or formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, shareholders’ agreement, voting agreement, voting trust agreement, joint venture agreement, registration rights agreement and any similar agreement and any amendments or supplements to any of the foregoing.
“Government Contract” means any Contract between any Acquired Company and any Governmental Authority, including any agency of the United States or any agency of any of its respective states or local governments, including any bid, quote, or offer for such Government Contract, and all service orders, purchase orders, delivery orders or task orders under such Government Contracts, each of which is a separate Government Contract. The term “Government Contract” also includes any Contract or subcontract (at any tier) of any Acquired Company with any other Person that arises under or pursuant to, or relates to such other Person’s prime contract or subcontract under a Government Contract.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority (including self-regulatory authorities), department, court, agency or official, including any political subdivision thereof.
“GSAT Common Stock” has the meaning set forth in the Recitals.
“GSAT Non-Voting Common Stock” has the meaning set forth in the Recitals.
“GSAT Voting Common Stock” has the meaning set forth in the Recitals.
“Hazardous Substance” means any pollutant or contaminant or any toxic, radioactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any hazardous, toxic or radioactive characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos-containing materials and any substance, waste or material regulated under any Environmental Law.
“Indebtedness” means, with respect to any of the Acquired Companies, all obligations and other Liabilities (including all obligations in respect of principal, accrued interest, penalties, fees and premiums and all prepayment premiums or penalties and other amounts that may become due as a result of the transactions contemplated hereby) of such Acquired Company (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar Contracts or securities, (iii) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (v) for the deferred purchase price of assets, property, goods or services, including all seller notes and “earn-out” payments and purchase price adjustment payments, (vi) for capitalized liabilities under GAAP of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vii) in respect of letters of credit, bankers’ acceptances, surety bonds and similar instruments (to the extent drawn), (viii) for Contracts relating to interest rate protection, swap agreements, collar agreements and other hedging agreements, (ix) the matters described in Section 1.01(a) of the Company Disclosure Schedule, and (x) in the nature of guarantees of the obligations described in clauses (i) through (ix) above of any other Person. For purposes of this Agreement, “Indebtedness” does not include any obligations to the extent owing from any wholly owned Acquired Company solely to any other wholly owned Acquired Company.
“Indemnified Party” has the meaning set forth in Section 8.03(a).
“Indemnifying Party” has the meaning set forth in Section 8.03(a).
“Initial GSAT Stock Price” shall mean the volume-weighted average of the closing prices per share of GSAT Voting Common Stock as reported by NYSE American for the 20-trading-day period ending upon the trading day immediately preceding the date of this Agreement.
“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights throughout the world, including (i) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (ii) trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith, (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (iv) computer software (including source code, object code, firmware, operating systems and specifications), (v) trade secrets and know-how, (vi) databases and data collections, and (vii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
“IRS” means the U.S. Internal Revenue Service.
“IRU” shall mean any indefeasible rights of use granted to, leased by or held or possessed by any of the Acquired Companies with respect to the Acquired Companies’ network or infrastructure, including with respect to any of the Acquired Company’s rights to use Fiber, including the dark fiber of another Person.
“IT Assets” means any and all computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment (including laptops and mobile devices) and systems, and all associated documentation, owned by, or licensed or leased to, any of the Acquired Companies.
“Key Employee” means any of the individuals set forth on Section 1.01(b) of the Company Disclosure Schedule.
“knowledge” means (i) in the case of the Company or Thermo, the actual knowledge of the individuals set forth on Section 1.01(c) of the Company Disclosure Schedule after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question; and (ii) in the case of Parent or Merger Sub, the actual knowledge of the Chief Executive Officer, Chief Financial Officer or General Counsel of Parent after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.
“Leased Real Property” has the meaning set forth in Section 3.14(b).
“Leases” has the meaning set forth in Section 3.14(b).
“Liability” means any debt, liability or obligation of any kind, whether due or to become due, absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, secured or unsecured, determined or determinable, or otherwise, and includes all costs and expenses relating thereto.
“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a third party and licensed or sublicensed to any of the Acquired Companies or for which any of the Acquired Companies has obtained a covenant not to be sued.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, deed of trust, lease or sublease, license, encumbrance or other similar adverse claim of any kind in respect of such property or asset.
“LLC Agreement” means that certain Sixth Amended and Restated Limited Liability Company Agreement of the Company dated as of April 30, 2013, as amended.
“Losses” means any and all damages, losses, obligations, liabilities, claims, encumbrances, penalties, costs and expenses, including costs of investigation and defense and reasonable attorneys’ fees and expenses, but does not include consequential or punitive damages, and will be reduced by (x) any amounts recovered (i) under applicable insurance policies net of any costs or expenses incurred in collection thereof including deductibles and net of any readily determinable applicable premium adjustment and (ii) from any other Person alleged to be responsible pursuant to applicable third-party indemnification or contribution provisions or otherwise, and (y) any Tax benefits attributable to such Losses actually realized in connection with an indemnifiable matter in the year the Loss is incurred or sustained for federal income tax purposes or the immediate following taxable year by the Indemnified Party.
“Material Contracts” has the meaning set forth in Section 3.10(b).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 2.04(b).
“Merger Sub” has the meaning set forth in the Preamble.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Non-Voting Share Consideration” has the meaning set forth in Section 2.04(b).
“NYSE American” means the NYSE American LLC, formerly known as the NYSE MKT LLC.
“Order” means any judgment, decree, injunction, ruling, award, determination, verdict or order of any Governmental Authority or arbitrator.
“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by any of the Acquired Companies.
“Owned Real Property” has the meaning set forth in Section 3.14(a).
“Parent” has the meaning set forth in the Preamble.
“Parent Adverse Recommendation Change” shall mean the Parent Board or, if within its authority, the Special Committee of Parent: (i) withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Thermo, the Parent Board Recommendation; (ii) failing to include the Parent Board Recommendation in the Proxy Statement that is mailed to Parent’s stockholders; (iii) approving or formally endorsing a Conditional Proposal or publicly recommending or proposing to approve a Conditional Proposal; (iv) failing to reaffirm (publically, if reasonably requested by Thermo) the Parent Board Recommendation within ten Business Days after the date any Conditional Proposal (or material modification thereto) is first publically disclosed by Parent or the Person making such Conditional Proposal; or (v) publicly resolving or proposing to take any of the following actions.
“Parent Board” has the meaning set forth in the Recitals.
“Parent Board Recommendation” has the meaning set forth in the Recitals.
“Parent Credit Agreement” means that Third Amended and Restated Facility Agreement dated as of June 30, 2017 between Parent, BNP Paribas and the other lender thereto, as amended from time to time.
“Parent Indemnified Parties” has the meaning set forth in Section 8.02(a)(i).
“Parent Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (A) changes, developments or conditions generally in financial or securities markets in jurisdictions in which Parent and its Subsidiaries operate or in the general economic or political conditions in the jurisdictions in which Parent and its Subsidiaries operate, (B) changes, developments or conditions generally affecting the industry in which Parent and its Subsidiaries operate, (C) acts of war, hostilities, sabotage or terrorism or man-made or natural disasters or any other calamity or crisis affecting the jurisdictions in which Parent and its Subsidiaries operate, (D) changes or proposed changes in Applicable Law or GAAP or the binding interpretation or enforcement of either, (E) the public announcement or pendency of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby (it being understood that this clause (E) shall not apply to a breach of any representation or warranty related to the announcement or consummation of the transactions contemplated hereby or by the other Transaction Documents), (F) any act taken by any of Parent and its Subsidiaries at the written request of Thermo, or (G) any failure of any of Parent and its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts or basis for such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect if not otherwise excluded hereunder); provided however, that if the event, change, circumstance, effect, occurrence, condition, state of facts or development described in any of clauses (A) through (D) has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate, the disproportionate impact thereof may be taken into account in determining whether there has been, or would reasonably be expect to be, a Parent Material Adverse Effect or (ii) Parent’s or Merger Sub’s ability to consummate the Closing.
“Parent Schedule Supplement” has the meaning set forth in Section 5.18(b).
“Parent Stock Authorization” means any amendment as may be necessary to the Governing Documents of Parent in order to authorize additional shares of GSAT Common Stock such that Parent has sufficient authorized, but unissued, shares of GSAT Common Stock available to meet its obligations hereunder.
“Parent Stock Issuance” means the issue of shares of GSAT Common Stock in connection with the Merger on the terms and subject to the conditions set forth in this Agreement.
“Parent Stockholders Meeting” means the special meeting of the stockholders of Parent to be held to consider the Parent Stock Issuance, the Merger and the Parent Stock Authorization.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Percentage Interest” means, with respect to each Thermo Stockholder, the percentage that the number of Shares held by such Thermo Stockholder on the date hereof bears to the total number of Shares outstanding as of the date hereof, as set forth on the Allocation Schedule.
“Permits” means each license, franchise, permit, certificate, approval or other similar authorization issued by a Governmental Authority relating to the assets or business of the Acquired Companies.
“Permitted Liens” means (i) Liens for Taxes not yet due or, if due, being contested in good faith and for which adequate accruals or reserves have been established on the Balance Sheet; (ii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business consistent with past practice and not yet due and payable or, if due and payable, are being contested in good faith; (iii) with respect to real property (x) zoning, building codes and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which, individually or in the aggregate, have not materially and adversely affected the conduct of the business thereon as currently conducted; (y) easements, covenants, rights-of-way and other similar restrictions of record which, individually or in the aggregate, have not materially and adversely affected the conduct of the business thereon as currently conducted; and (z) Liens encumbering the real property of any third party owner, landlord or developer over which the Acquired Companies have Easement rights or tenant’s or other occupancy rights and subordination or similar agreements relating thereto; (iv) in respect of Intellectual Property, non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice; (v) Liens set forth in Section 1.01(d) of the Company Disclosure Schedule; or (vi) Liens, individually or in the aggregate, that are not material in amount and that do not materially detract from the value, materially impair or interfere with any present or intended use or otherwise materially and adversely affect the marketability of any such property or assets to which they relate.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.
“Pre-Closing Period” has the meaning set forth in Section 5.01(a).
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.
“Proposal” means with respect to Parent, an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving any: (a) direct or indirect acquisition of assets of Parent or its Subsidiaries (including any voting equity interests of Subsidiaries) outside of the ordinary course of business of Parent or its Subsidiaries; (b) direct or indirect acquisition of the voting equity interests of Parent that is not consistent with the past practices of Parent or its Subsidiaries; (c) tender offer or exchange offer with respect to the GSAT Common Stock that is not consistent with the past practices of Parent; (d) merger, consolidation, other business combination, or similar transaction involving Parent or any of its Subsidiaries; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of Parent or one or more of its Subsidiaries; or (f) any combination of the foregoing.
“Proposed Next-Day Rule Regulations” means the Proposed Treasury Regulations issued by the Internal Revenue Service on or about March 5, 2015 that propose to amend, inter alia, the provisions of Treasury Regulations Section 1.1502-76(b) (REG-100400-14, RIN 1545-BM14).
“Receiving Party” has the meaning set forth in Section 5.14.
“Representative” has the meaning set forth in Section 5.02.
“Required Governmental Approvals” means the requests for consent, approval, authorization or waiver or notifications required to be filed with any Governmental Authority in connection with the transactions contemplated hereby as set forth on Schedule II.
“Requisite Parent Vote” has the meaning set forth in Section 4.12.
“R&W Insurance Policy” means any representations and warranties insurance policy arranged by Parent in accordance with Section 5.06.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Service Provider” means any director, officer, employee or individual independent contractor of any of the Acquired Companies.
“Shares” has the meaning set forth in Section 2.04(a).
“Significant Counterparty” has the meaning set forth in Section 3.10(d).
“Significant Customer Fiber Contract” means any Contract (other than a master service agreement), service order or similar purchase order or invoice under a master service agreement or other agreement or arrangement (each, a “Customer Fiber Contract”) between any of the Acquired Companies, on the one hand, and any customer thereof, on the other hand, for (a) the use of Fiber, whether lit or dark, including any indefeasible rights to use or similar arrangement relating to the use of Fiber facilities or related equipment and also including any associated Fiber maintenance services, (b) any Acquired Company’s lease, license or other grant of rights to any such customer to locate equipment within a space owned or controlled by any Acquired Company or (c) any Acquired Company’s grant to any such customer of the right to connect, using fiber or other cabling, such customer’s network or system equipment located within space leased, licensed or otherwise acquired from any Acquired Company with network or system equipment located in space owned or controlled by a third party that (i) was one of the ten largest Customer Fiber Contracts based on the dollar amount received pursuant to such contract, service order or arrangement with respect to the fiscal year ended December 31, 2017 relative to the total revenues of the Acquired Companies for such fiscal year or (ii) is reasonably expected to be one of the ten largest Customer Fiber Contracts based on the dollar amount expected to be payable pursuant to such contract, service order or arrangement with respect to the fiscal year ending December 31, 2018 relative to the total revenues of the Acquired Companies expected for such fiscal year.
“Significant Customer Fiber Contract MSA” means any master service agreement (not including any service order or similar purchase order or invoice submitted thereunder) setting forth the terms and conditions relating to any Significant Customer Fiber Contract.
“Special Committee of Parent” has the meaning set forth in the Recitals.
“Stockholder” has the meaning set forth in the Preamble.
“Stockholder Indemnified Parties” has the meaning set forth in Section 8.02(b)(i).
“Stockholders’ Representative” has the meaning set forth in the Preamble.
“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends thereafter.
“Subject Property” means Lot 10 of the Versailles Business Park Phase I, Covington, Saint Tammany Parish, Louisiana.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such Person. Unless context otherwise requires, the term Subsidiary as used in this Agreement shall relate to Subsidiaries of the Company.
“Subsidiary Securities” has the meaning set forth in Section 3.06(c).
“Superior Proposal” means a bona fide written Conditional Proposal involving the direct or indirect acquisition pursuant to an acquisition, tender offer, exchange offer, merger, consolidation or other business combination, of at least a majority of businesses or assets of Parent that account for or constitute at least a majority of the consolidated net revenues of Parent and its Subsidiaries, taken as a whole, at least a majority of the aggregate fair market value of the consolidated assets of Parent and its Subsidiaries, taken as a whole, or at least a majority of the outstanding common stock of Parent, that the Parent Board or, if within its authority, the Special Committee of Parent determines in good faith (after consultation with outside legal counsel and financial advisor) is reasonably likely to be consummated and, if consummated, would result in a transaction more favorable to the unaffiliated stockholders of Parent than the transactions contemplated by this Agreement, taking into account in such determination: (a) all financial considerations; (b) the identity of the third party making such Conditional Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Conditional Proposal; (d) the other terms and conditions of such Conditional Proposal and the implications thereof on such party, including relevant legal, regulatory, and other aspects of such Conditional Proposal deemed relevant by such party; and (e) any revisions to the terms of this Agreement and the Merger proposed by Thermo during the Superior Proposal Notice Period.
“Superior Proposal Notice Period” has the meaning set forth in Section 5.07(b).
“Surviving Company” has the meaning set forth in Section 2.01(a).
“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount (including penalties for failure to file or late filing any return, report or other filing), and any liability for any of the foregoing as transferee.
“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).
“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Taxing Authority with respect to any of the Acquired Companies that is not generally available to Persons without specific application therefor.
“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.
“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing binding any of the Acquired Companies that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.
“Taxing Authority” shall mean any Governmental Authority responsible for the imposition or collection of any Tax.
“Telecommunications Law” means any Applicable Law administered by the FCC or any comparable state or local Applicable Law relating to the provision of telecommunications services administered by a public utility commission or analogous regulator in any United States state or the District of Columbia regulating the telecommunications industry and having authority over any of the Acquired Companies and/or any of the property, assets or business of any of the Acquired Companies.
“Thermo” has the meaning set forth in the Preamble.
“Thermo Board” means the Board of Directors of Thermo.
“Thermo Securities” has the meaning set forth in Section 3.05(a).
“Thermo Stockholders” means all of the holders of the Shares.
“Third-Party Claim” has the meaning set forth in Section 8.03(b).
“Top Customers” has the meaning set forth in Section 3.10(a)(iii).
“Top Fiber Providers” has the meaning set forth in Section 3.10(d).
“Top Vendors” has the meaning set forth in Section 3.10(a)(iv).
“Transaction Documents” means this Agreement and the Voting Agreement.
“Transaction Costs” means all out-of-pocket costs and expenses incurred by Thermo or Parent, or any Affiliate of Thermo or Parent at the direction of Thermo or Parent, as applicable, at or prior to the Closing in connection with the due diligence investigation of the Acquired Companies, the preparation, negotiation and execution of this Agreement and the other Transaction Documents, and the performance and consummation of the Merger and other transactions contemplated hereby and thereby.
“Transaction Value” equals $1,645,000,000 subject to adjustment as set forth in Section 2.04(f) and less all Closing Payments.
“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added or other similar Tax (including any penalties and interest) arising in connection with the transactions contemplated by this Agreement.
“Unaudited Financial Statements” has the meaning set forth in Section 3.07.
“Voting Agreement” has the meaning set forth in the Recitals.
“Voting Share Consideration” has the meaning set forth in Section 2.04(b).
“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.
Section 1.02    . Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified, as amended, supplemented and modified from time to time in the manner and to the extent permitted by the provisions hereof or thereof. All Exhibits and Schedules annexed hereto or referred to herein, including the Company Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. References to any statute, rule, regulation, law or Applicable Law shall be deemed to refer to all Applicable Laws as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed (or required to be listed) on any schedules hereto, or any Contract required to be disclosed by any Transaction Document, all amendments, modifications, supplements, extensions and renewals thereto must also be disclosed. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE 2
THE MERGER
Section 2.01    . The Merger. 3.%2.%3 At the Effective Time, and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into Thermo in accordance with the applicable provisions of the DGCL, whereupon the separate existence of Merger Sub shall cease, and Thermo shall continue as the surviving company in the Merger as a wholly-owned Subsidiary of Parent (the “Surviving Company”).
(a)    From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL, and the Surviving Company shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Thermo and Merger Sub, all as provided under the DGCL.
(b)    Subject to the provisions of Article 7, the closing of the Merger (the “Closing”) shall take place (i) in Cincinnati, Ohio at the offices of Taft Stettinius & Hollister LLP, or remotely by the exchange of documents and signatures (or their electronic counterparts), no later than the fifth Business Day following the date on which all of the conditions set forth in Article 7 have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions (other than those conditions that by their nature are to be satisfied at the Closing (the “Closing Date Conditions”), but subject to the satisfaction of, or, to the extent permissible, waiver by the party or parties entitled to the benefit of, the Closing Date Conditions), provided that, if any calculation must be submitted to an Independent Accountant in accordance with Section 2.04(f)(iv), unless otherwise agreed to by Thermo and Parent, the Closing shall not occur until the Independent Accountant has completed its review of the disputed item and made a determination with respect thereto, or (ii) at such other place, at such other time or on such other date as Parent and Thermo may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
(c)    Prior to the Closing, Thermo and Merger Sub shall prepare, and at the Closing, Thermo and the Stockholders’ Representative shall file, or cause to be filed, with the Secretary of State of the State of Delaware, a certificate of merger relating to the Merger in substantially the form of Exhibit A (the “Certificate of Merger”) and any other appropriate documents, in each case as approved by Parent, in accordance with the relevant provisions of the DGCL and, on the Closing Date or as soon as practicable thereafter, shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such other later time as may be agreed by Parent and Thermo and specified in the Certificate of Merger).
Section 2.02    . Governing Documents of the Surviving Company. At the Effective Time, (a) the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by Applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Company until thereafter amended in accordance with the terms thereof, the Certificate of Incorporation of the Surviving Company or as provided by Applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Surviving Company.
Section 2.03    . Managers and Officers of the Surviving Company. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and by-laws of the Surviving Company.
Section 2.04    . Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Thermo or the holders of any of the following securities:
(a)    Conversion of Certain Thermo Common Stock. Any shares of Thermo capital stock (the “Shares”) that are owned by Parent, Merger Sub or Thermo (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries (other than the Stockholders) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(b)    Conversion of Thermo Common Stock. All of the Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled and retired in accordance with Section 2.04(a)) shall be converted into the right to receive the Aggregate Share Consideration (the “Merger Consideration”). Each Thermo Stockholder shall be entitled to receive a portion of the Merger Consideration equal to (i) such Thermo Stockholder’s Percentage Interest, multiplied by (ii) the Merger Consideration plus any cash in lieu of a fractional share of GSAT Common Stock payable pursuant to Section 2.04(e). The Aggregate Share Consideration shall be made up of that number of shares of GSAT Voting Common Stock that Parent may issue hereunder without a resultant breach of the provisions of, or the creation of a default or event of default under, the Parent Credit Agreement (or any other Contract by which Parent may be bound) regarding affiliate ownership (such shares of GSAT Voting Common Stock shall be referred to as the “Voting Share Consideration”). The number of shares of GSAT Common Stock determined by deducting the amount of Voting Share Consideration from the Aggregate Share Consideration shall be issued as shares of GSAT Non-Voting Common Stock (such shares of GSAT Non-Voting Common Stock shall be referred to as the “Non-Voting Share Consideration”). The Voting Share Consideration and Non-Voting Share Consideration shall be allocated proportionally amongst the Thermo Stockholders such that, for each individual Thermo Stockholder, the portion of the Voting Share Consideration received, as compared to the aggregate Voting Share Consideration, is equal to the portion of the Non-Voting Share Consideration received, as compared to the aggregate Non-Voting Share Consideration. Any portion of the Merger Consideration issued on account of Shares that are issued and outstanding immediately prior to the Effective Time and subject to vesting, repurchase rights or other similar restrictions shall likewise be subject to similar vesting, repurchase rights or other similar restrictions.
(c)    Cancellation of Shares. At the Effective Time, all Shares will be cancelled and retired, and will cease to exist and no longer be outstanding, and each holder of: (i) a certificate formerly representing any Shares (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented Shares (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive (1) the Merger Consideration in accordance with Section 2.04(b) hereof, and (2) any cash in lieu of fractional shares of GSAT Common Stock payable pursuant to Section 2.04(e).
(d)    Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates representing shares of common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.
(e)    Fractional Shares. No certificates or scrip representing fractional shares of GSAT Common Stock shall be issued upon the conversion of Shares pursuant to Section 2.04(b) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of GSAT Common Stock. Notwithstanding any other provision of this Agreement, each holder of Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of GSAT Common Stock (after taking into account all Shares exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Certificates and Book-Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the Applicable GSAT Stock Price.
(f)    Adjustments to Transaction Value based upon Certain Changes.
(i)    To the extent that the Company’s actual earnings before interest, taxes, depreciation and amortization calculated taking into account the accounting policies and procedures used in the Company’s 2017 audited financial statements included in the Form S-4 (“EBITDA”) for the most recent twelve months preceding the Closing Date for which financial statements are available (“Actual LTM EBITDA”) is less than $68 million, the Transaction Value will be reduced by an amount equal to the difference between Actual LTM EBITDA and $68 million multiplied by 17.3 (the “EBITDA Multiple”). To the extent that Actual LTM EBITDA is greater than $70 million, the Transaction Value will be increased by an amount equal to the difference between Actual LTM EBITDA and $70 million multiplied by the EBITDA Multiple. For purposes of determining any adjustment to the Transaction Value as a result of the Actual LTM EBITDA, the procedures to calculate Actual LTM EBITDA will be subject to review by Parent’s independent auditors.
(ii)    If, at the Closing, the Company’s (A) Indebtedness less (B) cash and cash equivalents less (C) receivables and/or contingent purchase consideration payable to the Company following the closings of the Asset Purchase Agreement dated December 30, 2017, between Atlantic Broadband (Miami), LLC and the Company and any other asset sales outside of the ordinary course of business that are entered into after the date hereof in accordance Section 5.01(b) (the amount of (A) less (B) less (C) being referred to as the Company’s “Net Debt”) exceeds $195 million, then the Transaction Value will be decreased on a dollar for dollar basis by the excess amount. If the Company’s Net Debt is less than $195 million at the Closing, the Transaction Value will be increased on a dollar for dollar basis by the amount of such deficit. For the avoidance of doubt, the Cash Amount and the Subject Property Cash shall not be taken into account in the calculation of Net Debt.
(iii)    In the event that the closing price for a share of CTL Common Stock as reported by the New York Stock Exchange at the end of the trading day immediately preceding the Closing Date (the “CTL Closing Price”) is greater than $17.82, the Transaction Value shall be increased by an amount equal to (x) 15.5 million multiplied by (y) the difference of (A) the CTL Closing Price minus (B) $17.82. In the event that the CTL Closing Price is less than $17.82, the Transaction Value shall be decreased by an amount equal to (I) 15.5 million multiplied by (II) the difference of (X) $17.82 minus (Y) the CTL Closing Price.
(iv)    At least five (5) Business Days before the Closing Date, Thermo shall cause the Company to prepare and deliver to Parent a statement setting forth its EBITDA for the preceding twelve month period and its Net Debt at the end of the immediately preceding month, which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Estimated Closing Balance Sheet”), and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Balance Sheet was prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, used in the preparation of the Audited Financial Statements.
(v)    If Thermo and Parent are unable to resolve any disagreement regarding the calculation of Actual LTM EBITDA and any related Transaction Value adjustment within ten (10) days of delivery of the Estimated Closing Balance Sheet, such disagreement will be referred to the office of an impartial nationally recognized firm of independent certified public accountants mutually appointed by Thermo and Parent (the “Independent Accountant”). The Independent Accountant, acting as an expert and not an arbitrator, shall resolve the disagreement regarding the applicable calculation, without regard to materiality. The Independent Accountant shall only decide the specific calculation, or portion thereof, under dispute by the parties. The fees and expenses of the Independent Accountant shall be paid equally by Thermo and Parent. The Independent Accountant shall make a determination as soon as practicable, but in any event within 30 days (or such other time as Thermo and Parent agree in writing) after its engagement, and the resolution of the Independent Accountant with respect to the disputed calculation shall be conclusive and binding upon the parties hereto.
Section 2.05    . Exchange Procedures. 4.%2.%3 Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates and (ii) the Book-Entry Shares. At or promptly following the Effective Time, Parent shall deposit, or cause the Surviving Company to deposit, with the Exchange Agent: (i) certificates representing the shares of GSAT Common Stock to be issued as Merger Consideration (or make appropriate alternative arrangements if uncertificated shares of GSAT Common Stock represented by book-entry shares will be issued); and (ii) cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.04(e). Such shares of GSAT Common Stock, and cash in lieu of any fractional shares payable pursuant to Section 2.04(e) are referred to collectively in this Agreement as the “Exchange Fund.”
(a)    Procedures for Surrender; No Interest. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Thermo at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Company may reasonably specify) for use in such exchange. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration into which such Shares have been converted pursuant to Section 2.04(b) in respect of the Shares represented by a Certificate or Book-Entry Share and any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.04(e) upon: (i) surrender to the Exchange Agent of a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.
(b)    Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any Transfer Tax or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(c)    Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Company. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company, they shall be cancelled and exchanged as provided in this Article 2.
(d)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.05 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
(e)    Distributions with Respect to Unsurrendered Shares. All shares of GSAT Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the GSAT Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the GSAT Common Stock shall be paid to any holder of any unsurrendered Share until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.06) or Book-Entry Share is surrendered for exchange in accordance with this Section 2.05. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of GSAT Common Stock issued in exchange for Shares in accordance with this Section 2.05, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of GSAT Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of GSAT Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
Section 2.06    . Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed in a form reasonably acceptable to Parent, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article 2.
Section 2.07    . Withholding Rights. Notwithstanding anything herein to the contrary, each of Parent, Merger Sub, the Surviving Company, and the Stockholders’ Representative shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable to any Person pursuant to this Agreement or any other Transaction Document such amounts as it is required to deduct and withhold with respect to the making of such payment or delivery under any provision of federal, state, local or foreign Tax law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement and the other Transaction Documents as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.08    . Tax Consequences. For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement intend to adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THERMO AND THE STOCKHOLDERS
Subject to Section 10.04, except as set forth in the Company Disclosure Schedule, Thermo represents and warrants to Parent and Merger Sub as of the date hereof that:
Section 3.01    . Existence and Power. Each of Thermo, the Company and Covington LLC is an entity duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all corporate or other organizational power required to carry on its business as now conducted. Each of Thermo, the Company and Covington LLC is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except as would not, individually or in the aggregate, reasonably be expected to have an Acquired Companies Material Adverse Effect. Thermo was incorporated on January 22, 2018. Apart from accepting the contribution of the Company Membership Interests or otherwise acquiring the Thermo Assets, Thermo has not conducted any business other than immaterial business conducted in connection with maintenance of Thermo’s existence, performance of this Agreement and matters incidental thereto. Thermo has no assets apart from the Thermo Assets and at no time since its incorporation has Thermo owned any non-cash assets other than the Thermo Assets. Each of Thermo, the Company and Covington LLC, prior to the date hereof, has made available to Parent and Merger Sub true and complete copies of each of its Governing Documents as currently in effect, and neither Thermo, the Company nor Covington LLC is in violation of any of the provisions of its Governing Documents.
Section 3.02    . Authorization. The execution, delivery of, and performance by Thermo of its obligations under this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation by Thermo of the transactions contemplated hereby and thereby, are within Thermo’s corporate powers and have been duly and validly authorized and approved by all necessary corporate action on the part of Thermo. This Agreement has been (and each of the other Transaction Documents to which Thermo is or will be a party at or prior to the Effective Time) duly executed and delivered by Thermo and, assuming due authorization, execution and delivery by the other parties thereto, constitutes (or will constitute when so executed) a valid and binding agreement of Thermo, enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
Section 3.03    . Governmental Authorization. The execution, delivery of, and performance by Thermo of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby require no consent, approval, authorization or permit of, or filing with or notification to, or other action in respect of, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with Section 2.01(d) and the DGCL, (ii) the filings in respect of the Required Governmental Approvals and receipt of the consents, approvals, waivers, licenses and authorizations contemplated thereby, (iii) any consent, approval, authorization or permit required to be obtained solely by reason of Parent’s or the Merger Sub’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement or any Transaction Document and (iv) any actions or filings the absence of which, individually or in the aggregate, would not reasonably be expected to be material to the Acquired Companies, taken as whole, or to prevent, enjoin or materially delay the consummation by Thermo or the Company of the transactions contemplated by, or the performance by Thermo or the Company of their obligations under, this Agreement and the Transaction Documents.
Section 3.04    . Noncontravention. Except as otherwise set forth in the Company Disclosure Schedule, the execution, delivery and performance by Thermo of this Agreement and the other Transaction Documents to which it is a party and the consummation by Thermo of the transactions contemplated hereby and by the other Transaction Documents do not and will not (i) violate any provision of any Governing Document of any Acquired Company, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Acquired Company, or (iv) require any consent from or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to any right of termination, modification, cancellation or acceleration of, any right or obligation of any Acquired Company or to a loss of any benefit to which any Acquired Company is entitled under any provision of any Contract of any Acquired Company, with only such exceptions, in the case of clauses Section 3.04(i), (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as whole, or to prevent, enjoin or materially delay the consummation by Thermo or the Company of the transactions contemplated by, or the performance by Thermo or the Company of their obligations under, this Agreement and the Transaction Documents.
Section 3.05    . Capitalization.
(a)    Thermo Capitalization. Section 3.05(a) of the Company Disclosure Schedule sets forth a true and complete list of the record and beneficial owners of all outstanding Shares. The Allocation Schedule is true and complete in all respects. All of the outstanding Shares of Thermo have been duly authorized and validly issued, are fully paid, have not been issued in violation of Applicable Law or any preemptive rights, rights of first refusal or similar rights, and are owned in the amounts set forth on Section 3.05(a) of the Company Disclosure Schedule, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interests (other than transfer restrictions under the Securities Act)). Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, there are no authorized, issued, reserved for issuance or outstanding (i) equity interests of Thermo, (ii) securities of Thermo convertible into or exchangeable for equity interests of Thermo, or (iii) options, warrants, restricted equity, equity appreciation rights, performance units, contingent value rights, “phantom” equity, incentive units or other similar securities or rights to acquire from Thermo, or other obligation of Thermo to issue, or rights relating to, any of the foregoing (the items in Section 3.05(a)(i), (ii) and (iii) being referred to collectively as the “Thermo Securities”). Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, there are no outstanding obligations of any of the Acquired Companies to repurchase, redeem or otherwise acquire any Thermo Securities, and there are no voting trusts, member agreements, pooling agreements, proxies or other Contracts in effect with respect to the voting or transfer of any Thermo Securities. Other than this Agreement, there are no agreements or other instruments relating to the future issuance, sale or transfer of any Thermo Securities.
(b)    Company Capitalization. As of the Closing, Thermo will be the sole record and beneficial owner of all of the Company Membership Interests. All of the outstanding equity interests in the Company have been duly authorized and validly issued, are fully paid and have not been issued in violation of Applicable Law or any preemptive rights, rights of first refusal or similar rights. At the Closing, all of the equity interests in the Company will be owned by Thermo free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interests (other than transfer restrictions under the Securities Act)). Except as set forth on Section 3.05(b) of the Company Disclosure Schedules, as of the Closing, there will be no authorized, issued, reserved for issuance or outstanding (i) equity interests of the Company other than the Company Membership Interests held by Thermo, (ii) securities of the Company convertible into or exchangeable for equity interests of the Company or (iii) options, warrants, restricted equity, equity appreciation rights, performance units, contingent value rights, “phantom” equity, incentive units or other similar securities or rights to acquire from the Company, or other obligation of the Company to issue, or rights relating to, any of the foregoing (the items in Section 3.05(b)(i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of any of the Acquired Companies to repurchase, redeem or otherwise acquire any Company Securities, and, other than the LLC Agreement, there are no voting trusts, member agreements, pooling agreements, proxies or other Contracts in effect with respect to the voting or transfer of any Company Securities. Other than this Agreement, there are no agreements or other instruments relating to the future issuance, sale or transfer of any Company Securities.
(c)    Covington LLC Capitalization. As of the Closing, Thermo will be the sole record and beneficial owner of all of the membership interests of Covington LLC. All of the outstanding equity interests in Covington LLC have been duly authorized and validly issued, are fully paid and have not been issued in violation of Applicable Law or any preemptive rights, rights of first refusal or similar rights. At the Closing, all of the equity interests in Covington LLC will be owned by Thermo free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interests (other than transfer restrictions under the Securities Act)). As of the Closing, there will be no authorized, issued, reserved for issuance or outstanding (i) equity interests of Covington LLC other than the interests held by Thermo, (ii) securities of Covington LLC convertible into or exchangeable for equity interests of Covington LLC or (iii) options, warrants, restricted equity, equity appreciation rights, performance units, contingent value rights, “phantom” equity, incentive units or other similar securities or rights to acquire from Covington LLC, or other obligation of Covington LLC to issue, or rights relating to, any of the foregoing (the foregoing securities in this sentence being referred to collectively as the “Covington LLC Securities”). There are no outstanding obligations of any of the Acquired Companies to repurchase, redeem or otherwise acquire any Covington LLC Securities, and there are no voting trusts, member agreements, pooling agreements, proxies or other Contracts in effect with respect to the voting or transfer of any Covington LLC Securities. Other than this Agreement, there are no agreements or other instruments relating to the future issuance, sale or transfer of any Covington LLC Securities.
(d)    Other Thermo Assets.
(i)    As of the Closing, Thermo will be the sole beneficial owner of the CTL Common Stock. At the Closing, the CTL Common Stock will be owned by Thermo free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interests (other than transfer restrictions under the Securities Act)).
(ii)    As of the Closing, Thermo will be the sole record and beneficial owner of the Pivotal Stock. At the Closing, the Pivotal Stock will be owned by Thermo free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interests (other than transfer restrictions under the Securities Act or under the governing documents of Pivotal applicable to all similarly situated holders of stock of Pivotal)) and Thermo is not obligated, contractually or otherwise, to contribute any additional capital to Pivotal.
(iii)    As of the Closing, Thermo will be the sole record and beneficial owner of the Orion Stock. At the Closing, the Orion Stock will be owned by Thermo free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interests (other than transfer restrictions under the Securities Act or under the governing documents of Orion applicable to all similarly situated holders of Orion)) and Thermo is not obligated, contractually or otherwise, to contribute any additional capital to Orion.
(iv)    As of the Closing, Thermo shall be the sole owner of the Subject Property Cash and the Subject Property Cash will be freely usable, distributable and transferrable as of the Closing.
(v)    As of the Closing, the Company shall be the sole owner of the Cash Amount and the Cash Amount will be freely usable, distributable and transferrable as of the Closing.
Section 3.06    . Subsidiaries.
(a)    Each Subsidiary of the Company is a limited liability company or other entity duly formed, validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization
(b)    Each Subsidiary of the Company (i) has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted in all material respects, (ii) is duly qualified to do business as a foreign limited liability company and in good standing (where applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have an Acquired Companies Material Adverse Effect. Each Subsidiary of the Company, its jurisdiction of formation, each jurisdiction where such Subsidiary is qualified to do business as a foreign entity, the number and type of any authorized, issued or outstanding Subsidiary Securities (and, with respect to issued or outstanding Subsidiary Securities, the holders thereof), are set forth on Section 3.06(b) of the Company Disclosure Schedule. Thermo has caused the Company prior to the date hereof to provide to Parent true and complete copies of the Governing Documents of each of the Company’s Subsidiaries.
(c)    All of the outstanding equity interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interests (other than transfer restrictions under the Securities Act)), and have been duly authorized and validly issued, are fully paid, and have not been issued in violation of Applicable Law or any preemptive rights, rights of first refusal or similar rights. Except as set forth on Section 3.06(c) of the Company Disclosure Schedule, there are no authorized, issued, reserved for issuance or outstanding (i) equity interests of any of the Company’s Subsidiaries, (ii) securities of any of the Company’s Subsidiaries convertible into or exchangeable for equity interests of any of the Company’s Subsidiaries, or (iii) options, warrants, restricted equity, equity appreciation rights, performance units, contingent value rights, “phantom” equity, incentive units or other similar securities or rights to acquire from any Acquired Company, or other obligation of any Acquired Company to issue, or rights relating to, any of the foregoing (the items Section 3.06(c)(i), (ii) and (iii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of any of the Acquired Companies to repurchase, redeem or otherwise acquire any Subsidiary Securities, and there are no voting trusts, member agreements, pooling agreements, proxies or other Contracts in effect with respect to the voting or transfer of any Subsidiary Securities. Other than this Agreement, there are no agreements or other instruments relating to the future issuance, sale or transfer of any Subsidiary Securities.
(d)    Except as set forth in Section 3.06(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or controls, directly or indirectly, any capital stock, equity interests, voting securities or other ownership interests in any Person, and neither the Company nor any of its Subsidiaries is, directly or indirectly, a participant in any joint venture, partnership or similar arrangement. The only Subsidiaries of Thermo are the Company and Covington LLC. Apart from the Company, the Company’s Subsidiaries, the CTL Common Stock, the Pivotal Stock and the Orion Stock, Thermo does not own or control, directly or indirectly, any capital stock, equity interests, voting securities or other ownership interests in any Person, and Thermo is not, directly or indirectly, a participant in any joint venture, partnership or similar arrangement.
Section 3.07    . Financial Statements. (i) The audited consolidated balance sheets of the Company and the Company’s Subsidiaries as of December 31, 2015 and December 31, 2016 and the related audited consolidated statements of income and comprehensive income, members’ equity and cash flows for each of the two years ended December 31, 2015 and December 31, 2016 (together with the notes thereto and accompanied by unqualified opinions of the independent accountants, the “Audited Financial Statements”), (ii) the unaudited consolidated balance sheets of the Company and the Company’s Subsidiaries as of December 31, 2017, the related unaudited consolidated statements of income and comprehensive income, members’ equity and cash flows for the year ended December 31, 2017 (together with the notes thereto, the “Unaudited Financial Statements”), and (iii) and the unaudited interim consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2018 and the related unaudited interim consolidated statements of income and comprehensive income, members’ equity and cash flows for the 3 months then ended (the “Interim Financial Statements,” and together with the Audited Financial Statements, and the Unaudited Financial Statements, the “Financial Statements”) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto or as set forth on Section 3.07 of the Company Disclosure Schedules), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations, equity, deficit and cash flows for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of footnote disclosures and other presentation items). Thermo has caused the Company to make available to Parent prior to the date hereof true and complete copies of each of the Financial Statements. The Financial Statements have been prepared in accordance with the books and records of the Company. Thermo has not prepared, or had prepared for it, any financial statements since its formation. Covington LLC has not prepared, or had prepared for it, any financial statements since its formation.
Section 3.08    . Absence of Certain Changes. Except as set forth in Section 3.08 of the Company Disclosure Schedule, since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been:
(a)    an Acquired Companies Material Adverse Effect; or
(b)    any action taken by any of the Acquired Companies that, if taken during the period from the date of this Agreement through the Closing Date without Parent’s consent, would constitute a breach of Section 5.01.
Section 3.09    . No Undisclosed Material Liabilities.
(a)    There are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities expressly described and reserved against in accordance with GAAP in the Balance Sheet or the notes thereto; (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (including, without limitation, liabilities arising under Material Contracts) and, with respect to liabilities incurred on or prior to March 31, 2018, reflected on the unaudited interim consolidated balance sheet of the Acquired Companies as of March 31, 2018; (iii) other undisclosed liabilities which, individually or in the aggregate, would not reasonably be expected to be material to the Acquired Companies, taken as a whole, and (iv) liabilities set forth on Section 3.09(a) of the Company Disclosure Schedules. Thermo has no Liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise other than Liabilities relating to its ownership of the Thermo Assets, its performance of its obligations pursuant to this Agreement, and its continued existence as an entity. All of the Liabilities of Covington LLC, other than those liabilities which, individually or in the aggregate, would not reasonably be expected to be material to the Acquired Companies, taken as a whole, are set forth on Section 3.09 of the Company Disclosure Schedule.
(b)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “offbalance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries.
Section 3.10    . Material Contracts.
(a)     Section 3.10(a) of the Company Disclosure Schedule sets forth:
(i)    each Significant Customer Fiber Contract MSA;
(ii)    other than set forth in clause (i), 1.%2.%3.%4.%5 any IRU or 2.%2.%3.%4.%5 any other Contract (or group of related IRU’s or Contracts) pursuant to which any of the Acquired Companies uses or has the right to use network infrastructure, including Fiber, conduit, space, power and other associated property necessary to operate a network, in each case, that (1) is with a Top Fiber Provider or (2) with a Top Customer;
(iii)    other than set forth in clause (i), (x) any material Contract with one of the top forty-one customers by revenue of the Acquired Companies, taken as a whole, for the year ended December 31, 2017 (the “Top Customers”), and (y) to the knowledge of the Company, all other Contracts with any of the customers described in clause (x);
(iv)    (A) any Contract (or group of related Contracts) with any of the top twenty-five vendors that provide the Acquired Companies with equipment or telecommunications services (by dollar amount paid to such vendors by the Acquired Companies, taken as a whole, for the year ended December 31, 2017) (the “Top Vendors”); and (B) any other Contract for the purchase of materials, supplies, goods, services, equipment or other assets that provides (or would reasonably be expected to provide) for payments by the Acquired Companies of more than $1,000,000 in any twelve-month period;
(v)    any Contracts with a Governmental Authority, any Government Contract or any currently outstanding bids, proposals or other offers related to Contracts with a Governmental Authority;
(vi)    any Contracts relating to the formation, creation, governance or control of any partnership, joint venture or other similar agreement or arrangement to which any Acquired Company is a party or otherwise holds any interest in;
(vii)    any Contract relating to the acquisition or disposition of any business or assets of any Person (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $1,000,000 or pursuant to which any of the Acquired Companies has any material contingent Liabilities or obligations;
(viii)    any Contract relating to Indebtedness or any Contract that grants a Lien (other than a Permitted Lien) upon any material assets of the Acquired Companies;
(ix)    any option, license, franchise or similar Contract that is entered into outside of the ordinary course of business or is material to the Acquired Companies, taken as a whole;
(x)    any agency, dealer, sales representative, marketing or other similar Contract that is material to the Acquired Companies, taken as a whole;
(xi)    any Contract that limits the freedom of the Acquired Companies to compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent, Acquired Companies (including the Surviving Company) or any of their Affiliates after the Effective Time;
(xii)    any Contract that contains exclusivity or “most favored nation,” “right of first offer” or “right of first refusal” obligations, that contains minimum purchase or sale obligations (including any take-or-pay Contracts) or that provides for any Acquired Company to be the exclusive or preferred provider or recipient of any product or service obligations;
(xiii)    any Contract that is material to the Acquired Companies, taken as a whole (including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding licenses for commercial off the shelf computer software (including shrink wrap agreements) that are generally available on nondiscriminatory pricing terms), restricting any right to use, exploit or practice any Intellectual Property Right of the Acquired Companies;
(xiv)    any Affiliate Contract;
(xv)    any Contract relating to any Company Insurance Policies;
(xvi)    any Contract (including employment agreements and agreements containing non-competition, non-solicitation or confidentiality covenants) with any Key Employee;
(xvii)    any material Contract providing for indemnification by the Acquired Companies, or in favor of the Acquired Companies, other than indemnification provisions arising in the ordinary course of business consistent with past practice;
(xviii)    (A) Any Contract with any Person not covered by clause (xvi) providing services on a full time or consulting basis providing for annual base cash compensation in excess of $100,000 or pursuant to which there have been payments in excess of $100,000 to such Person in the last calendar year or (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or that limits the right of the Company to terminate the services of such Person without notice for any reason and without the payment of any severance or similar amounts;
(xix)    Any Contract related to any Leased Real Property;
(xx)    Any Contract under which any Acquired Company is lessee of or holds, uses or operates any personal property owned by any other party for which the annual rent exceeds $100,000, excluding any leases with a term of one month or less;
(xxi)    Any Contract giving rise to amounts that would become payable upon a change of control of any Acquired Company or that otherwise includes any material rights or obligations triggered by the transactions contemplated by this Agreement;
(xxii)    Any Contract that provides a customer the option to purchase Fiber of any Acquired Company or any forward purchase and sale agreement; and
(xxiii)    any other Contract (or group of Contracts) not made in the ordinary course that is material to the Acquired Companies, taken as a whole (other than those of the type described in clauses (i) through (xxiii) above);
(b)    Each Contract disclosed in Section 3.10(a) of the Company Disclosure Schedule (each, a “Material Contract”) is a valid and binding agreement of the applicable Acquired Company or Acquired Companies, as the case may be, and is in full force and effect, and none of the Acquired Companies or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach or event of default thereunder in any material respect by any of the Acquired Companies or, to the Company’s knowledge, any other party thereto or would result in any Acquired Company incurring any Liability for early termination fees or repayment of any discounts. True and complete copies of each Material Contract (including, for clarity, any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals) have been made available to Parent prior to the date of this Agreement.
(c)    Since the Balance Sheet Date, none of the Acquired Companies has received any written indication of an intention to terminate (including a termination for convenience or for cause) any Material Contract (including, for the avoidance of doubt, any purchase, sale or service order under any Material Contract) from any of the parties to any Material Contract.
(d)    Section 3.10(d) of the Company Disclosure Schedule sets forth a true and complete list of the (x) Top Customers, (y) Top Vendors and (z) top three Fiber lessors or providers of Fiber IRUs (in each case, measured by the aggregate dollar amount paid to such lessors or providers for the year ended December 31, 2017) of the Acquired Companies, taken as a whole (the “Top Fiber Providers,” and together with the Top Customers and Top Vendors, the “Significant Counterparties”). Since the Balance Sheet Date, no Significant Counterparty has ceased its purchases from or sales or provision of services to the Acquired Companies or threatened in writing to cease such purchases or sales or provision of services. Except as set forth on Section 3.10(d) of the Company Disclosure Schedules, since the Balance Sheet Date, (i) no Significant Counterparty has materially reduced its purchases from or sales or provision of services to or from, or has materially delayed or interrupted purchases from or provision of sales or services to or from, the Acquired Companies, as applicable, other than in the ordinary course of business consistent with past practice, (ii) no Significant Counterparty has threatened in writing to cease or materially reduce its purchases from or sales or provision of services to or from the Acquired Companies, and (iii) there have been no material disputes or controversies with any Significant Counterparty. No Acquired Company is in violation or breach in any material respect of the terms of any Government Contract; all representations and certifications made by the Acquired Companies with respect to any Government Contract were accurate and complete in all material respects as of their effective date; the Acquired Companies have complied in all material respects with the terms and conditions of each Government Contract and related Applicable Laws including all provisions and laws regarding small business subcontracting and utilization, subcontracting plans, affirmative action, protection and security of personal data or data of a Governmental Authority, kickbacks, illegal gratuities, pricing and other provisions; the Acquired Companies have not received a written cure notice, show cause notice, civil investigative demand or had a Government Contract terminated for default, have not been threatened in writing with termination for default, or notified in writing of a breach of contract; and none of the Acquired Companies, to the knowledge of Company, their respective officers or employees, agents or Representatives, is or has been suspended or debarred from doing business with any Governmental Authority.
Section 3.11    . Tax Matters.
(a)    (i) All material Tax Returns required to be filed by or on behalf of each Acquired Company have been filed when due in accordance with Applicable Law; (ii) all Acquired Company Tax Returns that have been filed were true and complete in all material respects; (iii) all Taxes shown as due and payable on any Acquired Company Tax Return have been timely paid, or withheld and remitted, to the appropriate Taxing Authority and (iv) each of the Acquired Companies has withheld and paid all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any Person.
(b)    Financial Records. (i) The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Balance Sheet (excluding any provision for deferred income taxes) are adequate to cover Tax liabilities accruing through the Balance Sheet Date; (ii) since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would materially impact any Tax Asset or Tax liability of any of the Company or any of its Subsidiaries; and (iii) all information set forth in the Balance Sheet (including the notes thereto) relating to Tax matters is true and complete in all material respects.
(c)    Procedure and Compliance. (i) None of the Acquired Companies has granted any extension or waiver of the statute of limitations period applicable to any Acquired Company Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; (ii) there is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to any of the Acquired Companies in respect of any Tax or Tax Asset; (iii) no adjustment that would increase the Tax liability, or reduce any Tax Asset, of any of the Acquired Companies has been threatened, proposed or made by a Taxing Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be threatened in writing, proposed or made in an audit of any subsequent Tax period; (iv) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between any of the Acquired Companies and any Taxing Authority and no Acquired Company has received a ruling with respect to any Tax or Tax Asset from any Taxing Authority; (v) in the past five taxable years, none of the Acquired Companies has received a formal, written tax opinion with respect to any transaction relating to any of the Acquired Companies, other than a transaction in the ordinary course of business; and (vi) none of the Acquired Companies will be required to include in or for, or allocate with respect to, a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period (nor has any deduction economically attributable to a Post-Closing Tax Period been claimed in a Pre-Closing Tax Period).
(d)    Taxing Jurisdictions. Section 3.11(d) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which any of the Acquired Companies files a Tax Return. No claim has been made by any Taxing Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.
(e)    Tax Sharing, Consolidation and Similar Arrangements. (i) None of the Acquired Companies has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax Asset of any of the Acquired Companies was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax Asset of any other Person; (ii) none of the Acquired Companies is party to any Tax Sharing Agreement; (iii) no amount of the type described in clause (ii) or (iii) of the definition of “Covered Tax” is currently payable by any of the Acquired Companies, regardless of whether such Tax is imposed on any of the Acquired Companies; and (iv) none of the Acquired Companies has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of any of the Acquired Companies affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.
(f)    Certain Agreements and Arrangements. None of the Acquired Companies is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.
(g)    Property and Leases. (i) None of the Acquired Companies owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property; and (ii) none of the property owned by any of the Acquired Companies is “tax‑exempt use property” within the meaning of Section 168(h) of the Code.
(h)    Tax Exemptions. Section 3.11(h) of the Company Disclosure Schedule contains a list of each Tax Grant. Each of the Acquired Companies has complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions expressly contemplated by this Agreement will not adversely affect the eligibility of any of the Acquired Companies for any Tax Grant.
(i)    Thermo is, and has been since the date of its formation, treated as a Subchapter C Corporation, as defined in the Code, for U.S. federal income tax purposes. The Company is, and has been since the date of its formation, treated as either a partnership or a disregarded entity, in each case as defined in the Code (and regulations promulgated thereunder), for U.S. federal income tax purposes. Covington LLC is, and has been since the date of its formation, treated as either a partnership or a disregarded entity, in each case as defined in the Code (and regulations promulgated thereunder), for U.S. federal income tax purposes. No Tax Return has been filed in any jurisdiction in which any of the Acquired Companies was treated, for U.S. federal income tax purposes, other than as described in the preceding sentences of this Section 3.11(i).
(j)    Except as expressly set forth elsewhere in this Agreement, the representations and warranties set forth in this Section 3.11 are Thermo’s sole and exclusive representations and warranties regarding Tax matters (on behalf of itself, the Company and its Subsidiaries and Covington LLC).
Section 3.12    . Litigation. Except as set forth in Section 3.12 of the Company Disclosure Schedules, there is no Action pending or, to the Company’s knowledge, threatened, against any of the Acquired Companies or any Person for whom any Acquired Company may be liable or any of their respective properties, by or before any Governmental Authority or arbitrator that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole, or that challenges or seeks to prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by Thermo of its obligations under, this Agreement or the Transaction Documents.
Section 3.13    . Compliance with Laws and Court Orders. None of the Acquired Companies is in violation of, and has not since the Balance Sheet Date violated, and to the knowledge of the Company, is not under investigation with respect to and has not been threatened in writing to be charged with or given written notice of any violation of, any Applicable Law, including any Telecommunications Law, except for violations that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. No Acquired Company is subject to any outstanding Order that is or would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, or that seeks to prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by Thermo of its obligations under, this Agreement or the Transaction Documents.
Section 3.14    . Properties.
(a)    Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by any Acquired Company (including the address, parcel number or other description of the location of such real property), together with the name of the record owner and a description of the present use of each such real property (the “Owned Real Property”).
(b)    Section 3.14(b) of the Company Disclosure Schedule sets forth a true and complete list of the address of each parcel of real property subject to a lease, sublease, or occupancy agreement (excluding easements, franchise agreements, railroad agreements, licenses, pole attachments and similar agreements entered into in the ordinary course of business) to which any Acquired Company is a party (the “Leased Real Property”), the identity of the lessor, lessee, licensor, licensee, grantor or grantee, as the case may be, and a list of all such leases, subleases, and other occupancy agreements (excluding easements, franchise agreements, railroad agreements, licenses, pole attachments and similar agreements entered into in the ordinary course of business) including all amendments and supplements thereto and guaranties thereof (collectively, “Leases”). The Owned Real Property and the Leased Real Property constitute all of the real property used, held for use or occupied by the Acquired Companies in connection with the conduct of the business of the Acquired Companies. No Owned Real Property or Leased Real Property is subleased by any Acquired Company to any third party. Thermo has made, or has caused the Company to make, available to Parent true and complete copies of all Leases.
(c)    The Acquired Companies have good and marketable, indefeasible, fee simple title to, or, in the case of leased or licensed property and assets, have valid and subsisting leasehold interests or licenses in, and, in the case of Easements and IRUs, valid rights to use and/or occupy, all property and assets (whether real, personal, tangible or intangible), reflected on the Balance Sheet or acquired after the Balance Sheet Date, and such property, assets and rights constitute all the material property, assets and rights used to conduct the business of the Acquired Companies as presently conducted. None of such property, assets or rights is subject to any Lien, except Permitted Liens, covenants, easements, conditions and restrictions of record, matters that would be disclosed by an accurate survey and inspection of such property, and rights of parties in possession pursuant to any use of such property.
(d)    To the Company’s knowledge, the plants, buildings, structures, equipment, Fiber and personal property owned by the Acquired Companies have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted).
(e)    None of the Acquired Companies has received any written notice of any pending, and to the knowledge of the Company, there is no threatened, condemnation proceeding with respect to any of the real property it owns, leases, licenses or otherwise occupies.
(f)    (A) Each right-of-way agreement, license agreement, collocation agreement or other agreement permitting or requiring the laying, building, operation, maintenance or placement of cable, wires, conduits or other equipment or facilities over land, underground or in other third party location (each, an “Access Agreement”) to which any of the Acquired Companies is a party is in full force and effect, and none of the Acquired Companies is in breach of or default under any Access Agreement beyond any applicable notice and cure period, (B) to the Company’s knowledge, no event has occurred that, with notice or lapse of time, would constitute a breach or default by any of the Acquired Companies or permit termination, modification or acceleration by any third party thereunder, (C) no third party has repudiated or has the right to terminate or repudiate any Access Agreement except as provided in such Access Agreement or, to the knowledge of Company, is in breach or default under the terms thereof, and (D) except as set forth on Section 3.14(f) of the Company Disclosure Schedules, no property owner or other third party has challenged any of the Acquired Companies right to install, operate or maintain cable, wires, conduits or other equipment or facilities in a customer or other third party location necessary for the provision of service to existing customers.
(g)    Section 3.14(g) of the Company Disclosure Schedule sets forth a true and complete list of all the Subject Property Contracts. Each Subject Property Contract is a valid and binding agreement of Covington LLC, and is in full force and effect, and none of Covington LLC or, to the knowledge of Thermo, any other party thereto is in default or breach in any material respect under the terms of any Subject Property Contract, and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach or event of default thereunder in any material respect by Covington LLC or, to Thermo’s knowledge, any other party thereto or would result in Covington LLC incurring any Liability for early termination fees or repayment of any discounts. True and complete copies of each Subject Property Contracts (including, for clarity, any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals) have been made available to Parent prior to the date of this Agreement. At the Closing Date, the Subject Property Cash shall equal or exceed an amount equal to (i) $22,000,0000 minus (ii) the aggregate amount spent on the purchase and development of the Subject Property as of the Closing Date and the Subject Property Cash shall be sufficient to complete all reasonably foreseeable costs and expenses necessary or advisable for the development of the Subject Property as currently contemplated by Thermo.
Section 3.15    . Intellectual Property.
(a)    Section 3.15(a) of the Company Disclosure Schedule contains a true and complete list of all registrations or applications for registration included in the Owned Intellectual Property Rights.
(b)    The Acquired Companies own or, to the Company’s knowledge, have a valid and enforceable right to use all Intellectual Property Rights used or held for use in the conduct of the business of the Acquired Companies as currently conducted (including all Intellectual Property Rights set forth on Section 3.15(a) of the Company Disclosure Schedule), except where the failure to so own or have the right to use would not, individually or in the aggregate, reasonably be expected to have an Acquired Companies Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights. There exist no restrictions on the transfer of the Owned Intellectual Property Rights.
(c)    None of the Acquired Companies has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Right of any Person. There is no Action pending or, to the Company’s knowledge, threatened, against the Acquired Companies or any present officer, director or employee of the Acquired Companies, or to the Company’s knowledge pending or threatened against any former officer, director or employee of the Acquired Companies, in each case (i) based upon, challenging, or seeking to deny or restrict, the rights of any of the Acquired Companies in any of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided or processes used by the Acquired Companies conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party, or (iii) alleging that the Acquired Companies have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person.
(d)    None of the Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of the Company, all Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable. The Acquired Companies are the sole and exclusive owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Lien (other than Permitted Liens).
(e)    The Acquired Companies have taken all actions necessary to maintain and protect the Owned Intellectual Property Rights that are material to the business or operations of the Acquired Companies as currently conducted and are registered or have applications for registrations pending therefor, including payment of applicable maintenance fees and filing of applicable statements of use.
(f)    To the Company’s knowledge, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or the Acquired Companies’ rights in any Licensed Intellectual Property Right. The Acquired Companies have taken reasonable steps to maintain the confidentiality of all Intellectual Property Rights that are of a confidential nature and are used in and material to the business or operation of the Acquired Companies as currently conducted, and no such Intellectual Property Rights have been disclosed other than to employees, representatives and agents of the Acquired Companies, all of whom are bound by written confidentiality agreements substantially in the form previously made available to Parent prior to the date hereof. To the Company’s knowledge, the Acquired Companies have not suffered any material breaches of any such confidential Intellectual Property Rights that have resulted in the unauthorized disclosure of or loss of any such confidential Intellectual Property.
(g)    The IT Assets operate and perform substantially in a manner that permits the Acquired Companies to conduct their business as currently conducted except where the failure to so operate and perform would not, individually or in the aggregate, reasonably be expected to have an Acquired Companies Material Adverse Effect. The Acquired Companies have taken commercially reasonable actions to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures.
(h)    Since January 1, 2016, the Acquired Companies have at all times materially complied with all Applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of their operations. No claims have been asserted or threatened in writing against the Acquired Companies by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Applicable Laws.
(i)    The representations and warranties set forth in this Section 3.15 are Thermo’s sole and exclusive representations and warranties regarding intellectual property matters of the Acquired Companies.
Section 3.16    . Indebtedness and Restricted Cash. (a) Section 3.16(a) of the Company Disclosure Schedule sets forth all of the outstanding Indebtedness of all of the Acquired Companies as of the date hereof. The Acquired Companies have no other Indebtedness outstanding as of the date hereof except for Indebtedness set forth on Section 3.16(a) of the Company Disclosure Schedule.
(a)    The Acquired Companies have no cash or cash equivalents that are not freely usable, distributable or transferrable by them.
Section 3.17    . Insurance Coverage. A true and complete list of all insurance policies and fidelity bonds held by any of the Acquired Companies or relating to the assets, business, operations, employees, officers or directors of any of the Acquired Companies is set forth on Section 3.17 of the Company Disclosure Schedule (the “Company Insurance Policies”) and true and complete copies thereof have been made available to Parent prior to the date hereof. There are no material claims by any of the Acquired Companies pending under any Company Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Company Insurance Policies or in respect of which such underwriters have reserved their rights. As of the date hereof, all premiums due and payable under all Company Insurance Policies have been timely paid in full. None of the Acquired Companies is in material default under any such policy or bond and, to the Company’s knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would permit termination or modification of such policy or bond.
Section 3.18    . Licenses and Permits.
(a)    Section 3.18 of the Company Disclosure Schedule sets forth a list of all material Permits held by the Acquired Companies that were not acquired or granted in the ordinary course of business, together with the name of the Governmental Authority issuing such Permit. The Permits are valid and in full force and effect. Each of the Acquired Companies is in material compliance with, and has fulfilled and performed, in all material respects, all of its obligations with respect to the Permits held by it. The Acquired Companies have all licenses, franchises, permits, certificates, approvals or other similar authorizations issued by a Governmental Authority required to carry on the business of the Acquired Companies as now conducted in all material respects and to own the properties of the Acquired Companies.
(b)    None of the Acquired Companies is in material default under, and since January 1, 2016, none of the Acquired Companies has been in material default under, any Permit held by it and none of such Permits has been terminated, impaired or have been terminable, in whole or in part, due to the actions or inactions of the Acquired Companies (except for terminations or impairments occurring as a result of the expiration of such Permits solely due to lapse of time in accordance with the terms thereof and except where such termination or impairment would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole).
(c)    Since January 1, 2016, no written notices have been received by any of the Acquired Companies alleging the failure to hold any Permit required to be held by the Acquired Companies to conduct their respective businesses or own their respective assets. To the Company’s knowledge, no Permit is subject to (i) any material conditions or requirements that have not been imposed generally upon permits of the same type and (ii) any pending regulatory proceeding or judicial review before a Governmental Authority seeking to suspend, revoke, cancel or adversely modify such Permit.
Section 3.19    . Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the Transaction Documents by reason of any action taken by any of the Acquired Companies prior to the Effective Time.
Section 3.20    . Environmental Matters. Except as disclosed in Section 3.20 of the Company Disclosure Schedule and except as would not be material, individually or in the aggregate, to the Acquired Companies, taken as a whole:
(a)    (i) no written notice, demand, request for information, citation, summons or complaint has been received; (ii) no Order has been issued or is otherwise in effect; (iii) no penalty has been assessed; and (iv) no Action is pending or, to the Company’s knowledge, threatened, and to the Company’s knowledge no review is pending or threatened, in each case, with respect to any Acquired Company (or any of their respective predecessors) that relates to any Environmental Law or Hazardous Substance;
(b)    there has been no Environmental Release of any Hazardous Substance at, on, under, to, in or from (i) any location by or arising from the operations of, or (ii) any property or facility now or previously owned, leased or operated by, any Acquired Company (or any of their respective predecessors) and, to the Company’s knowledge, there has been no Environmental Release of any Hazardous Substance at, on, under, to, in or from any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of any Acquired Company (or any of their respective predecessors);
(c)    each Acquired Company (i) is and has been in compliance with all Environmental Laws; (ii) possesses and maintains all necessary Environmental Permits and is in compliance with the terms thereof; and (iii) has timely made all filings necessary for the issuance or renewal of the necessary Environmental Permits, except in such instances where the failure to do so would not reasonably be likely to result, individually or in the aggregate, in material liability under any Environmental Law; and
(d)    there is no written part of any environmental investigation, study, audit, test, review, analysis or other environmental assessment in the possession, custody or control of any of the Acquired Companies, or to the knowledge of the Company, that identifies any unresolved liability under Environmental Laws of the Acquired Companies or any of their respective legal predecessors in interest (including in respect of any property now or previously owned, leased or operated by the Acquired Companies or any of their respective legal predecessors in interest) that has not been made available to Parent at least five days prior to the date hereof.
(e)    The representations and warranties set forth in this Section 3.20 are Thermo’s sole and exclusive representations and warranties regarding environmental matters of the Acquired Companies.
Section 3.21    . Employees and Labor Matters.
(a)    Section 3.21(a) of the Company Disclosure Schedule sets forth as of the date set forth therein with respect to each employee of the Acquired Companies (each, an “Acquired Company Employee”), such employee’s 2.%2.%3.%4 name, 3.%2.%3.%4 worksite, 4.%2.%3.%4 title, 5.%2.%3.%4 original date of hire and, if applicable, date of rehire, 6.%2.%3.%4 whether active or on leave (and, if on leave, the nature of the leave and expected return date), 7.%2.%3.%4 whether exempt from the Fair Labor Standards Act, 8.%2.%3.%4 annual salary or wage rate and 9.%2.%3.%4 current annual bonus opportunity. Section 3.21(a) of the Company Disclosure Schedule also separately sets forth for each individual independent contractor engaged by the Acquired Companies whose annual compensation exceeds $100,000, such contractor’s name, duties and rate of compensation. At least five days prior to the Closing Date, Thermo shall provide to Parent a written statement indicating any changes to the information set forth (or required to be set forth) on Section 3.21(a) of the Company Disclosure Schedule as of the Closing Date.
(b)    No Key Employee has provided written notice to any Acquired Company that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.
(c)    The Acquired Companies are, and since January 1, 2016 have been, in material compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans and the payment and withholding of Taxes.
(d)    None of the Acquired Companies is, nor since January 1, 2016 has been, a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and, to the Company’s knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Service Provider or any grievances or job actions involving any current or former Service Provider. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Thermo to enter into this Agreement or to consummate any of the transactions contemplated hereby.
(e)    There are no, and since January 1, 2016 there have not been any, labor strikes, slowdowns, stoppages, picketing, interruptions of work or lockouts pending or, to the Company’s knowledge, threatened in writing against any of the Acquired Companies. There are no material unfair labor practice complaints pending or, to the Company’s knowledge, threatened against any of the Acquired Companies before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving Service Providers.
(f)    The Acquired Companies are, and since January 1, 2016 have been, in compliance with WARN.
(g)    The representations and warranties set forth in this Section 3.21 are Thermo’s sole and exclusive representations and warranties regarding employee and labor matters of the Acquired Companies.
Section 3.22    . Employee Benefits.
(a)    Section 3.22(a) of the Company Disclosure Schedule sets forth each Employee Plan. Prior to the date hereof, Parent has been furnished a true and complete copy of each Employee Plan (or a description, if such plan is not written) and all amendments thereto and, as applicable, (i) all related trust agreements, insurance Contracts or other funding arrangements and amendments thereto, (ii) the current prospectus or summary plan description and all summaries of material modifications, (iii) the most recent annual report (Form 5500 including audited financial statements and, if applicable, Schedule B thereto) and actuarial valuation report prepared in connection therewith and (iv) the most recent determination or opinion letter from the Internal Revenue Service relating thereto.
(b)    None of the Acquired Companies nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA, including any Multiemployer Plan.
(c)    With respect to any Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause any of the Acquired Companies to incur any material liability under ERISA or the Code.
(d)    None of the Acquired Companies has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by Applicable Law, including COBRA).
(e)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the Company’s knowledge, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust created under any such Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.
(f)    Each Employee Plan that is subject to Section 409(A) of the Code complies, and has been operated in compliance, in all material respects with the requirements of Section 409A of the Code.
(g)    None of the Acquired Companies has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.
(h)    Each Employee Plan has been maintained in all material respects in compliance with its terms and all Applicable Law, including ERISA and the Code.
(i)    No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or is threatened against or threatened to involve, any Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS, the Department of Labor or the PBGC.
(j)    There has been no amendment to, written interpretation of or announcement (whether or not written) by any of the Acquired Companies relating to, or change in employee participation or coverage under, any Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.
(k)    No Employee Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code.
(l)    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) enhance any benefits or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan or (iii) limit or restrict the right of the Acquired Companies or, after the Closing, Parent, the Surviving Company or any of their respective Affiliates, to merge, amend or terminate any Employee Plan.
(m)    The representations and warranties set forth in this Section 3.22 are Thermo’s sole and exclusive representations and warranties regarding employee benefit matters of the Acquired Companies.
Section 3.23    . Affiliate Transactions. Other than this Agreement and the other Transaction Documents, none of the Stockholders and none of their respective stockholders, members, managers, directors, officers, employees, Affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Act (other than any of the Acquired Companies)) (i) is, or since the Balance Sheet Date has been, involved, directly or indirectly, in any material business arrangement or other material relationship with any of the Acquired Companies (whether written or oral) (other than director, officer or employment relationships or as an equity holder of the Company), (ii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by any of the Acquired Companies (other than Company Membership Interests), (iii) licenses Intellectual Property either to or from any of the Acquired Companies, (iv) has any material obligations to any of the Acquired Companies to purchase or sell any material tangible or intangible asset, (v) is the beneficiary of any management or other fees paid by any of the Acquired Companies, (vi) is indebted to or, since the Balance Sheet Date, has borrowed money from or lent money to, or is a guarantor or indemnitor of any Acquired Company (other than any such indebtedness, guarantee or indemnity that will be discharged or extinguished at or prior to Closing), or (vii) is providing, or since the Balance Sheet Date has provided, or been engaged to provide, any material services to any of the Acquired Companies (other than in his or her capacity as a director, officer or employee of the Acquired Companies) (any Contract related to the arrangements described in clauses (i) through (vii) hereof, including any such agreements listed (or required to be listed) on Section 3.23 of the Company Disclosure Schedule, an “Affiliate Contract”).
Section 3.24    . Network Operations.
(a)    Overall Network. The network of the Acquired Companies is in good working condition and is without any defects in operating the business of the Acquired Companies as currently operated other than defects that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Section 3.24(a) of the Company Disclosure Schedule sets forth for the Acquired Companies’ current operations, a true and complete list of all outage details reasonably applicable to material incidents for the 12-month period ending March 31, 2018, including any incidents in each market where the Acquired Companies failed to meet applicable “Service Level Agreements” under any Material Contract.
(b)    Fiber Network. The description of the Fiber comprising the Acquired Companies’ Fiber networks and the list of equipment and the location thereof used by the Acquired Companies to “light” such Fiber set forth in Section 3.24(b) of the Company Disclosure Schedule (including in any .KMZ file referenced on such Section of the Company Disclosure Schedule and delivered in connection with execution of this Agreement) are true and complete in all material respects.
(c)    Network Performance. Section 3.24(c) of the Company Disclosure Schedule sets forth an accurate list of network availability statistics related to the network of the Acquired Companies currently performing services for the Acquired Company’s Top Customers for the 12-month period ended March 31, 2018. The network of the Acquired Companies, including the Ethernet Virtual Connection provided thereby, provides sufficient functionality such that the Acquired Companies meet in all material respects the performance criteria defined in the “Service Level Agreements” with the customers of the Acquired Companies.
(d)    Microwave Network. Section 3.24(d) of the Company Disclosure Schedule sets forth a true and complete list of all sites currently operated by the Acquired Companies as part of their microwave network. Each such microwave site operated by the Acquired Companies includes one or more licensed microwave transmit/receive facilities.
(e)    Maintenance. The Acquired Companies have good and valid title to or otherwise have the right to use, and adequate rights of access to, all items and equipment used to operate and maintain the network of the Acquired Companies as currently operated, and such items and equipment are in good operating condition and repair, free from all material defects, subject only to normal wear and tear.
(f)    Access. The Acquired Companies have adequate rights of access to the buildings and other property served by their Fiber facilities and microwave facilities.
(g)    Field Service Technicians. All field service technicians employed or engaged by the Acquired Companies are reasonably qualified to perform maintenance services in the markets where the Acquired Companies employs or engages them to provide services.
(h)    Network Monitoring Capabilities. The Acquired Companies have provisioned and maintain remote monitoring tools capable of capturing hourly and/or daily performance data with respect to the entirety of the Acquired Companies’ network.
(i)    Tower Leases. Section 3.24(i) of the Company Disclosure Schedule sets forth a true and complete list of the cell tower sites where the Acquired Companies lease or license space, which list includes the location of the cell tower and the identity of the lessor or licensor. The Acquired Companies have a good and valid leasehold interest in or license to the leased or licensed, as applicable, space at each of such tower sites.
Section 3.25    . Exclusivity of Representations The representations and warranties made by Thermo in this Agreement are the exclusive representations and warranties made by Thermo or any of the Acquired Companies in connection with the transactions contemplated by this Agreement or the Transaction Documents. Thermo hereby disclaims any other express or implied representations or warranties, including regarding any pro forma financial information, financial projections or other forward-looking statements provided by or on behalf of Thermo or the Company.
Section 3.26     Representations and Warranties of Stockholders. The Stockholders, jointly and severally, represent and warrant to Parent and Merger Sub as of the date hereof that the aggregate net worth of the Stockholders, based on the aggregate assets and Liabilities of the Stockholders, exceeds $100,000,000.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Subject to Section 10.02, except as disclosed in the reports, schedules, forms, statements and other documents filed by Parent with the SEC prior to the date of this Agreement (excluding any information contained in any part of any such report, schedule, form statement or other document in any section entitled “Risk Factors” or set forth in any “Forward Looking Statements” disclaimer), each of Parent and Merger Sub represents and warrants to Thermo as of the date hereof and as of the Closing Date that:
Section 4.01    . Existence and Power. Each of Parent and Merger Sub is an entity duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all corporate or other organizational power required to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Merger Sub was formed on April 11, 2018, for the sole purpose of effecting the transactions contemplated by this Agreement and the other Transaction Documents, and has had no assets or operations and has not conducted any business other than immaterial business conducted in connection with the maintenance of Merger Sub’s existence, performance of this Agreement and matters incidental thereto.
Section 4.02    . Authorization. The execution, delivery of, and performance by each of Parent and Merger Sub of their respective obligations under, this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, are within the corporate powers of each of Parent and Merger Sub, and have been duly and validly authorized and approved by all necessary corporate action on the part of each of Parent and Merger Sub, other than approval by Parent’s stockholders. This Agreement has been, and each of the other Transaction Documents to which Parent or Merger Sub is or will be a party at or prior to the Effective Time will be, duly executed and delivered by each of Parent and Merger Sub to the extent a party thereto and, assuming due authorization, execution and delivery by the other parties thereto, and approval of the Merger by Parent’s stockholders, constitutes (or will constitute) the valid and binding agreement of each of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, respectively, in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). The Special Committee of Parent and the Parent Board, by resolutions duly adopted and not subsequently rescinded or modified in any way, have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Parent Stock Issuance and the Parent Stock Authorization, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent’s stockholders; (b) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, the Parent Stock Issuance and the Parent Stock Authorization, upon the terms and subject to the conditions set forth herein, (c) directed that the Merger, the Parent Stock Issuance and the Parent Stock Authorization be submitted to a vote of Parent’s stockholders for adoption at the Parent Stockholders Meeting, and (d) resolved to recommend that Parent’s stockholders vote in favor of approval of the Merger, the Parent Stock Issuance and the Parent Stock Authorization.
Section 4.03    . Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Transaction Documents to which it is a party and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and, to the extent applicable, thereby require no consent, approval, authorization or permit of, or filing with or notification to, or other action in respect of, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with Section 2.01(d) and the DGCL; (ii) the filings in respect of the Required Governmental Approvals, and receipt of the consents, approvals, waivers, licenses and authorizations contemplated thereby; (iii) any consent, approval, authorization or permit required to be obtained solely by reason of Thermo’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement or any Transaction Document and (iv) any actions or filings the absence of which, individually or in the aggregate, would not reasonably be expected to be material to Parent and Merger Sub, taken as whole, or to prevent, enjoin or materially delay the consummation by Parent or the Merger Sub of the transactions contemplated by, or the performance by Parent or the Merger Sub of their obligations under, this Agreement and the Transaction Documents.
Section 4.04    . Noncontravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Transaction Documents to which it is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of any Governing Document of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, or (iv) except for consent of the lenders under the Parent Credit Agreement, require any consent from or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to any right of termination, modification, cancellation or acceleration of, any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or such Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries with only such exceptions, in the case of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to be material to each of Parent and Merger Sub, taken as whole, or to prevent, enjoin or materially delay the consummation by Parent or the Merger Sub of the transactions contemplated by, or the performance by Parent or the Merger Sub of their obligations under, this Agreement and the Transaction Documents.
Section 4.05    . GSAT Common Stock. When issued in accordance with the terms hereof, the GSAT Common Stock to be delivered at Closing will be (i) duly authorized, validly issued, fully paid and nonassessable and (ii) free and clear of all Liens (other than Liens imposed by Applicable Law or as expressly contemplated hereby).
Section 4.06    . Litigation. Except as disclosed in Parent’s SEC filings, there is no Action pending against, or to the knowledge of Parent, threatened against Parent or Merger Sub by or before any Governmental Authority or arbitrator as of the date of this Agreement that, if determined or resolved adversely in accordance with the plaintiff’s demands, would, individually or in the aggregate, reasonably be expected to be material to Parent and Merger Sub, taken as a whole, or seeks to prevent, enjoin or materially delay the consummation by Parent or Merger Sub of the transactions contemplated by, or the performance by Parent or Merger Sub of their respective obligations under, this Agreement and the other Transaction Documents. None of Parent or Merger Sub is subject to any Order that is or would reasonably be expected to have a Parent Material Adverse Effect.
Section 4.07    . Finders’ Fees. Except for amounts payable to Moelis & Company, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the Transaction Documents by reason of any action taken by any of Parent or Merger Sub prior to the Effective Time.
Section 4.08    . Investment Purpose. Parent will be acquiring the Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws.
Section 4.09    . Parent Capitalization. The authorized capital stock of Parent is 2,000,000,000 shares, of which 1,900,000,000 shares have been designated as GSAT Common Stock, of which 1,500,000,000 have been designated as GSAT Voting Common Stock, 1,263,114,334 of which shares of GSAT Voting Common Stock were issued and outstanding immediately prior to the date hereof, and of which 400,000,000 have been designated as GSAT Non-Voting Common Stock, 134,008,656 of which shares of GSAT Non-Voting Common Stock were issued and outstanding immediately prior to the date hereof. All of the issued shares of capital stock of Parent have been duly and validly authorized and issued and are fully paid and non-assessable. All of the issued shares of capital stock of each material Subsidiary of Parent, including Merger Sub, have been duly and validly authorized and issued, are fully paid and non-assessable and are, with respect to the issued shares of capital stock of Merger Sub, owned directly or indirectly by Parent, free and clear of all Liens other than those Liens imposed by the Parent Credit Agreement.
Section 4.10    . SEC Documents. As of its filing date, each of Parent’s reports, statements, schedules and registration statements filed with the SEC since January 1, 2018 complied, and each such report, statement, schedule and registration statement filed subsequent to the date hereof but prior to the Closing will comply, in all material respects as to form with the applicable requirements of the Securities Act and Exchange Act, as the case may be. As of its filing date, each of Parent’s reports, statements, schedules and registration statements filed with the SEC pursuant to the Exchange Act since January 1, 2018 did not, and each such report, statement, schedule and registration statement filed subsequent to the date hereof but at or prior to Closing will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, the light of the circumstances under which they were made, not misleading. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
Section 4.11    . Absence of Parent Material Adverse Effect. Since January 1, 2018, there has not been a Parent Material Adverse Effect.
Section 4.12    .    Stockholder Approval. The only vote of stockholders of Parent required under the DGCL, the Governing Documents of Parent and the rules and regulations of NYSE American in order for Parent to validly perform its obligations under this Agreement is the adoption of this Agreement and the approval of the Merger, the Parent Stock Issuance and the Parent Stock Authorization by the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of GSAT Voting Common Stock (the “Requisite Parent Vote”).
Section 4.13    . Exclusivity of Representations. The representations and warranties made by Parent and Merger Sub in this Agreement and the other Transaction Documents are the exclusive representations and warranties made by Parent and Merger Sub in connection with the transactions contemplated by this Agreement or the other Transaction Documents. Each of Parent and Merger Sub hereby disclaims any other express or implied representations or warranties.
ARTICLE 5
COVENANTS
Section 5.01    . Conduct of the Acquired Companies.
(a)    From the date hereof until the Closing Date (such period, the “Pre-Closing Period”), except as set forth in Section 5.01 of the Company Disclosure Schedule, as otherwise expressly required by this Agreement or any other Transaction Document, as required by Applicable Law or consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Thermo shall, and shall cause the Company, each of the Company’s Subsidiaries and Covington LLC to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use their commercially reasonable efforts to (1) preserve intact its present business organization, (1) maintain in effect all Permits, (1) keep available the services of its directors, officers and employees, (1) maintain satisfactory relationships with its customers, lenders, suppliers, lessors, providers of IRUs and others having material business relationships with it, (1) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable) in the ordinary course of business consistent with past practice and consistent with the last sentence of this Section 5.01(a), and (1) continue to make capital expenditures in such a manner that is in all material respects in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, the Company shall continue to collect and recognize all revenue in the ordinary course of business consistent with past practice, unless otherwise approved by Parent in its sole discretion.
(b)    Without limiting the generality of the foregoing, except as set forth in Section 5.01(b) of the Company Disclosure Schedule, in connection with any amendment to, or waiver or approval pursuant to, the Company Credit Agreement that has been approved by Parent, such approval not to be withheld or delayed unreasonably, as otherwise expressly required by this Agreement or any other Transaction Document, as required by Applicable Law or consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Thermo shall not and shall cause the Company, the Company’s Subsidiaries and Covington LLC to not:
(i)    adopt or propose any change to, or amend or otherwise alter, its Governing Documents (whether by merger, consolidation or otherwise);
(ii)    split, combine or reclassify any equity interests, voting securities or other ownership interests of any Acquired Company or declare, set aside or pay any dividend or other distribution (whether in cash, equity or other property or any combination thereof) in respect of any Thermo Securities, Company Securities, Subsidiary Securities or Covington LLC Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Thermo Securities; provided, however, the foregoing shall not limit the redemption, repurchase, acquisition or offer to redeem, repurchase or otherwise acquire any Company Securities or Covington LLC Securities required, in each case in order for Thermo to be the sole holder of Company Securities and Covington LLC Securities.
(iii)    (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Thermo Securities, Company Securities, Subsidiary Securities or Covington LLC Securities or (B) amend any term of any Thermo Security, Company Security, Subsidiary Security or any Covington LLC Security (in each case, whether by merger, consolidation or otherwise); provided, however, the foregoing shall not limit the issuance, delivery, sale, or authorization for issuance, delivery or sale, of any Thermo Securities in exchange for any of the Thermo Assets necessary to complete the Required Contributions;
(iv)    incur any capital expenditures or obligations or liabilities in respect thereof in excess of fifteen percent (15%) above the amounts set forth on the budget attached as Section 5.01(b) of the Company Disclosure Schedules;
(v)    acquire (by merger, consolidation, acquisition of equity or assets or otherwise), directly or indirectly, substantially all of the assets or equity of any other business or acquire any material assets or property other than in the ordinary course of business consistent with past practice and other than in connection with the Required Contributions;
(vi)    sell, lease, license, grant an IRU or otherwise transfer or dispose of, or abandon or allow to lapse, or create or incur any Lien (other than Permitted Liens) on, any of the Acquired Company’s assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice;
(vii)    sell, lease, license or otherwise transfer, abandon or allow to lapse or create or incur any Lien (other than Permitted Liens) on, any of the Acquired Companies’ assets, securities, properties, interests or business, other than sales of inventory, sales or abandonment of obsolete equipment or leases or grants of IRUs in dark fiber, in each case, in the ordinary course of business consistent with past practice;
(viii)    sell, lease, license or otherwise transfer or dispose of, or abandon or permit to lapse, fail to take any action reasonably expected to be necessary to maintain, enforce or protect, or create or incur any Lien (other than Permitted Liens) on, any material Owned Intellectual Property Right or Licensed Intellectual Property Right;
(ix)    make any loans, advances or capital contributions to, or investments in, any other Person other than contributions to wholly owned Acquired Companies in the ordinary course of business consistent with past practice;
(x)    create, incur, assume, suffer to exist or otherwise become liable with respect to any Indebtedness; provided, however, that the foregoing shall not apply to any Indebtedness outstanding on the date hereof, including pursuant to the Company Credit Agreement, or to any replacements or refundings thereof in a principal amount not exceeding the aggregate amount outstanding on the date hereof, or to any other additional Indebtedness in an aggregate amount not to exceed $5,000,000;
(xi)    (A) enter into, or amend or modify in any material respect, or terminate, any Material Contract or any agreement or arrangement that would be a Material Contract if such agreement or arrangement were in effect as of the date of this Agreement, or (B) otherwise waive, release or assign any material rights, claims or benefits of the Acquired Companies under any Contract or otherwise, in each case, other than in the ordinary course of business consistent with past practice, provided that any Material Contract or any other such agreement or arrangement entered into, or any amendment or modification thereof, shall not contain any terms of the type described in Section 3.10(a)(xi), 10.%2.%3.%4, (xxi) or (xxii);
(xii)    except to the extent they constitute Closing Payments, make any changes, arrangements or other Contracts, or agree to make any changes, arrangements or other Contracts, with respect to the retention, termination or compensation (including, but not limited to, with respect to base compensation, bonuses, equity compensation, commissions, severance and other benefits) of any Service Provider outside of the ordinary course of the Company’s business consistent or that are not consistent in all material respects with the Company’s past practices;
(xiii)    change any of the Acquired Companies’ methods of accounting, except as required by concurrent changes in GAAP, as agreed to by their independent public accountants;
(xiv)    settle or compromise, or offer or propose to settle or compromise, (1) any Action involving or against any of the Acquired Companies that is material to the Acquired Companies taken as a whole or would involve cash payment of more than $18,000,000 or (1) any Action that relates to the transactions contemplated hereby;
(xv)    other than as required by law or Contract or the terms of any Employee Plan (as in effect on the date hereof), as contemplated by this Agreement, or as constitute Closing Payments, (A) except for wage and salary increases for non-officer employees in the ordinary course of the Acquired Companies’ business, increase the compensation or benefits (including severance or termination benefits) of, or grant or enter into any new bonus, incentive, severance, or termination agreement or arrangement with, any Person (other than compensation or benefits increases, excluding severance or termination increases, for non-officer employees in the ordinary course of business), (B) take any action to accelerate the time of payment or vesting of any compensation or benefits of any Person, (C) establish, adopt, enter into, modify, amend or terminate any Employee Plan, other than amendments that do not result in materially increased administrative costs, (D) terminate the employment of any officer employees other than for cause (as reasonably determined by the Acquired Company consistent with past practice), (E) hire any individual whose annual compensation would be in excess of $200,000, other than to fill vacancies in the ordinary course of business or (F) approve of, or consent to, any action of any Affiliate of a Acquired Company that would require Parent’s consent pursuant to this Section 5.01(b)(xvi) if such action were taken by the Acquired Company, or agree to reimburse or make whole any such Affiliate for any such action;
(xvi)    subject in all cases to the last sentence of Section 5.01(a), engage in (A) any practice which would have the effect of accelerating to the Pre-Closing Period collections of receivables or revenue that, based on the ordinary course of business of the Company or its Subsidiaries, as applicable, prior to the date of this Agreement, would be expected to be made in post-Closing periods (including invoicing or other similar practices), or (B) any practice which would have the effect of postponing to post-Closing periods payments by the Company or any of the Subsidiaries that, based on the ordinary course of business of the Company or its Subsidiaries, as applicable, prior to the date of this Agreement, would be expected to be made in the Pre-Closing Period;
(xvii)    liquidate, dissolve, recapitalize, reorganize or otherwise wind up the Acquired Companies’ business or operations, or adopt a plan with respect thereto, or fail to maintain the Acquired Companies’ existence;
(xviii)    make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter any closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or, if it would have the effect of increasing the Tax liability or reducing any Tax Asset of any of the Acquired Companies, Parent or any Affiliate of Parent, or take any other action outside of the ordinary course of business; or
(xix)    agree, resolve or commit to do any of the foregoing.
Section 5.02    . Access to Information. From the date hereof until the Closing Date, Thermo shall, and shall cause the Company and its Subsidiaries to, (a) upon reasonable advance notice, give Parent and its Affiliates and their respective directors, officers, employees, counsel, financial advisors, auditors and other authorized representatives (such Persons, “Representatives”) reasonable access during regular business hours to the offices, properties, books and records of the Acquired Companies, (b) furnish to Parent and its Affiliates and their respective Representatives such financial, operating and human resources data and other information relating to the Acquired Companies as such Persons may reasonably request, and (c) instruct the Representatives of the Acquired Companies to reasonably cooperate with Parent and its Affiliates and their respective Representatives in their investigation of the Acquired Companies. Any request for data or other information, any request for access or cooperation or any investigation pursuant to this Section 5.02 shall be made or conducted in such manner as not to (i) interfere unreasonably with the conduct of the business of the Acquired Companies, (ii) result in the loss or reduction of any attorney-client privilege of the Acquired Companies, (iii) violate any confidentiality agreement prohibiting the disclosure thereof or (iv) violate any Applicable Law; provided that Parent, Merger Sub and the Acquired Companies shall cooperate in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the loss or reduction of such privilege, breach of such agreement or violation of such Applicable Law. No investigation by Parent, its Affiliates or any of their respective Representatives or other information received by Parent, its Affiliates or any of their respective Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Thermo hereunder. Nothing in this Section 5.02 shall entitle Parent, Merger Sub or any of their respective Affiliates or Representatives to contact any third party doing business with the Acquired Companies or access the offices, properties, books or records of any such third party other than in the ordinary course of Parent’s and its Subsidiaries’ business consistent with past practice and not in connection with the transactions contemplated by this Agreement.
Section 5.03    . Resignations. At least four Business Days prior to the Closing Date, Thermo shall deliver or cause the Company to deliver to Parent a true and complete list of the directors, officers, limited liability company managers and other Persons holding similar titles for each of the Acquired Companies. At or prior to Closing, Thermo, to the extent directed by Parent, shall cause the Company to deliver to Parent the resignations of each such director, officer, limited liability company manager or other Person from such positions with the Acquired Companies effective as of the Effective Time.
Section 5.04    . Financial Information.
(a)    As soon as reasonably practicable and no later than 40 days after the end of the applicable fiscal quarter, Thermo shall cause the Company to deliver unaudited consolidated financial statements for any quarterly period or periods ended after the date of the balance sheet included in the Audited Financial Statements and on or prior to the Closing Date, together with financial statements for the same period in the prior year, which financial statements shall be prepared in accordance with GAAP on the same basis as the Audited Financial Statements and shall have been reviewed by the Acquired Companies’ independent auditors using professional standards and procedures. The financial statements described in the two preceding sentences are the “Required Financial Statements.”
(a)    Prior to the Closing, Thermo shall cause the Company to use its commercially reasonable best efforts to cooperate with Parent in connection with their compliance with the federal securities laws or in connection with obtaining any required consents or amendments under the Parent Credit Agreement, including furnishing financial and other pertinent information relating to the Acquired Companies to the extent reasonably requested by Parent and directing the Company’s independent auditor to assist Parent and its Representatives in the preparation of any historical or pro forma financial statements required to be included in the Form S-4 or Proxy Statement; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Acquired Companies. None of the Acquired Companies shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than documented and reasonable out-of-pocket costs that shall be paid by Parent) or incur any other liability or provide or agree to provide any indemnity in connection with any financing or any of the foregoing prior to the Closing. Parent shall, promptly upon request by the Acquired Companies, reimburse the Acquired Companies for all documented and reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Acquired Companies in connection with this Section 5.04.
Section 5.05    . Exclusivity of Thermo. From the date hereof until the Effective Time or the termination of this Agreement as provided in Article 10, except for the transactions contemplated by this Agreement, Thermo, the Stockholders’ Representative and the Stockholders shall not, and each shall cause their respective Affiliates and Representatives not to, directly or indirectly, solicit, encourage, initiate, enter into any Contract, or encourage or entertain the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of any of the Acquired Companies’ equity, any Shares or any Thermo Assets or all or any material portion of the equity interests or assets of any of the Acquired Companies (other than the acquisition of inventory or fiber in the ordinary course of business) or all or any material portion of the Thermo Assets, whether in an acquisition structured as a merger, consolidation, exchange, sale of assets, sale of membership interests, or otherwise, or participate in any discussions or negotiations regarding, furnishing any information with respect to, assisting or participating in, or knowingly facilitating in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Thermo shall, and shall cause its Affiliates and Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent and Merger Sub) conducted heretofore with respect to any of the matters addressed in this Section 5.05. In the event that any Stockholder, Acquired Company or the Stockholders’ Representative receives or becomes aware of an unsolicited proposal regarding any of the matters addressed in this Section 5.05, such Person shall promptly provide Parent with notice of, and all information relating to, the same.
Section 5.06    . Representation and Warranty Insurance. Prior to the Closing, Parent shall use reasonable best efforts to obtain and bind the R&W Insurance Policy, to the extent that such insurance can be obtained on commercially reasonable terms. The terms and conditions set forth on Exhibit B shall de facto be considered commercially reasonable, provided, however, that such terms do not constitute an exclusive set of terms that shall be considered commercially reasonable. Stockholders’ Representative and Thermo shall cooperate with Parent’s efforts and provide assistance as reasonably requested by Parent to obtain and bind the R&W Insurance Policy. Prior to the Closing, to the extent available on commercially reasonable terms, Parent shall pay or cause to be paid all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy; provided that in any event Parent, on the one hand, and the Stockholders, on the other hand, shall each be responsible for an equal portion of any retention under the R&W Insurance Policy.
Section 5.07    . Parent Adverse Recommendation Change.
(a)    Nothing in this Agreement shall be construed to limit the ability of Parent to seek or discuss a Proposal (whether or not such Proposal is a Conditional Proposal) or enter into an Acquisition Agreement. During the period beginning on the date of this Agreement and prior to the Effective Time, Parent agrees to provide all members of the Parent Board, including any members of the Parent Board that are Affiliates of Thermo, with prompt notice of receipt of any Proposals, including the material terms thereof, within 48 hours of receipt.
(b)    At any time prior to the Effective Time, the Parent Board or, if within its authority, the Special Committee of Parent, may effect a Parent Adverse Recommendation Change or authorize Parent (or any Subsidiary of Parent) to enter into an Acquisition Agreement with respect to a Conditional Proposal if (A) Parent promptly notifies Thermo, in writing, at least five Business Days (the “Superior Proposal Notice Period”) before making a Parent Adverse Recommendation Change or entering into or authorizing Parent (or one of its Subsidiaries) to enter into an Acquisition Agreement with respect to a Conditional Proposal, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that such party has received a Conditional Proposal that the Parent Board, or if within its authority, the Special Committee of Parent, intends to declare a Superior Proposal and effect a Parent Adverse Recommendation Change and/or Parent intends to enter into an Acquisition Agreement with respect to a Conditional Proposal, (B) Parent attaches to such notice the most current version of the proposed agreement, (C) Parent shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with Thermo in good faith (to the extent Thermo desires to negotiate) regarding a possible amendment of this Agreement so that the Conditional Proposal that is the subject of the Superior Proposal Notice Period ceases to be a Superior Proposal, and (D) the Parent Board, or if within its authority, the Special Committee of Parent, determines in good faith, after consulting with outside legal counsel and its financial advisor, that such Conditional Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by the other party during the Superior Proposal Notice Period in the terms and conditions of this Agreement.
(c)    Notwithstanding anything to the contrary contained in this Agreement, Thermo shall not be entitled to terminate this Agreement except as expressly set forth in Article 10. For the avoidance of doubt, the provisions of Section 5.07(b) shall apply solely with respect to a Conditional Proposal and the entering into of an Acquisition Agreement with respect to a Conditional Proposal.
Section 5.08    . Preparation of Parent Proxy Statement and S-4.
(a)    In connection with the Parent Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the SEC in connection with the Merger, the Parent Stock Issuance and the Parent Stock Authorization, a proxy statement (including any amendments or supplements thereto, the “Proxy Statement”) and registration statement on Form S-4 (which shall include the Proxy Statement) (the “Form S-4”). Parent shall use its reasonable best efforts to: (i) cause the Form S-4 to be declared effective under the Securities Act as promptly as practicable after its filing; (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger. Parent shall notify Thermo promptly of the time when the Form S-4 has become effective or any supplement or amendment to the Form S-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of GSAT Common Stock issuable in connection with the Merger for offering or sale in any domestic jurisdiction. Parent shall use its reasonable best efforts to: (A) cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and (B) ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws, and the rules and regulations thereunder in connection with the issuance of GSAT Common Stock in the Merger. Thermo shall furnish, and shall cause its Representatives to furnish, to Parent all information concerning the Acquired Companies as may be reasonably requested in connection with any such actions, including any historical financial information of the Company.
(b)    Parent and Thermo shall furnish to the other all information concerning such Person and its Affiliates required by the Securities Act or the Exchange Act to be set forth in the Form S-4 or the Proxy Statement. Each of Parent and Thermo shall promptly correct any information provided by it for use in the Form S-4 or the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. Parent shall take all steps necessary to amend or supplement the Form S-4 or the Proxy Statement, as applicable, and to cause the Form S-4 or Proxy Statement, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of GSAT Common Stock, as and to the extent required by applicable Law.
(c)    Parent shall promptly provide Thermo and its counsel with any comments or other communications, whether written or oral, that Parent or its counsel may receive from the SEC or its staff with respect to the Form S-4 or the Proxy Statement promptly after the receipt of such comments. Prior to the filing of the Form S-4 or the Proxy Statement with the SEC (including in each case any amendment or supplement thereto), except with respect to any amendments filed in connection with a Parent Adverse Recommendation Change, or the dissemination thereof to the holders of GSAT Common Stock, or responding to any comments of the SEC with respect to the Form S-4 or Proxy Statement, Parent shall provide Thermo and its counsel a reasonable opportunity to review and comment on such Form S-4, Proxy Statement, or response (including the proposed final version thereof), and of Parent shall give reasonable and good faith consideration to any comments made by Thermo or its counsel.
Section 5.09    . Parent Stockholders Meeting; Approval by Sole Stockholder of Merger Sub.
(a)    Parent shall take all action necessary to duly call, give notice of, convene, and hold the Parent Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective, and, in connection therewith, Parent shall mail the Proxy Statement to the holders of GSAT Common Stock in advance of the Parent Stockholders Meeting. Except to the extent that the Special Committee of Parent shall have effected a Parent Adverse Recommendation Change as permitted by Section 5.07 hereof, the Proxy Statement shall include the Parent Board Recommendation. Subject to Section 5.07 hereof, Parent shall use reasonable best efforts to: (i) solicit from the holders of GSAT Common Stock proxies in favor of the approval of the Merger, the Parent Stock Issuance and the Parent Stock Authorization; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of GSAT Common Stock required by Applicable Law to obtain such approval. Parent shall keep Thermo updated with respect to proxy solicitation results as requested by Thermo. Once the Parent Stockholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholders Meeting without the consent Thermo (other than: (A) in order to obtain a quorum of its stockholders; or (B) as reasonably determined by the Special Committee of Parent to comply with Applicable Law).
(b)    Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.
Section 5.10    . Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually approved by Thermo and Parent. Thereafter, each of Thermo, Parent, and Merger Sub shall not issue any public release or announcement concerning the transactions contemplated hereby without the prior written consent of Thermo and Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by Applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.10 shall not apply to any release or announcement made or proposed to be made in connection with and related to a Parent Adverse Recommendation Change or any disclosures made in compliance with Section 5.07.
Section 5.11    . Section 16 Matters. Prior to the Effective Time, Thermo, Parent, and Merger Sub shall each take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act:
(a)    any dispositions of Shares of (including derivative securities with respect to such Shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Parent who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time; and
(b)    any acquisitions of GSAT Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each individual who is, may become, or is reasonably expected to become subject, to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent.
Section 5.12    . Stock Exchange Matters. Parent shall use its reasonable best efforts to cause the shares of GSAT Voting Common Stock to be issued in connection with the Merger (or that may be issued upon conversion of the GSAT Non-Voting Stock to be issued in connection with the Merger) to be listed on the NYSE American (or such other stock exchange as may be mutually agreed upon by Thermo and Parent), subject to official notice of issuance, prior to the Effective Time, and comply with any rules of the NYSE American in connection with the Merger.
Section 5.13    . Efforts; Further Assurances.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and Thermo shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated in this Agreement, including: (i) determining whether any action by or in respect of, or filing with, any Governmental Authority (in addition to the Required Governmental Approvals) is required in connection with the consummation of the transactions contemplated by this Agreement, (ii) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, or taking any other required action, including the filings in respect of the Required Governmental Approvals, (iii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Required Governmental Approvals, and (iv) obtaining all of the reasonably necessary consents, amendment or waivers from the lenders pursuant to the Parent Credit Agreement and the Company Credit Agreement and take such other actions, and providing such other information, as may be reasonably requested by such lenders; provided that the parties hereto understand and agree that neither Parent nor any of its Affiliates shall be obligated to (and, without Parent’s prior written consent, no Acquired Company shall) 1.%2.%3.%4.%5 enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, 2.%2.%3.%4.%5 divest, license, dispose of, transfer or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agreeing to do any of the foregoing) with respect to, any of its, any Acquired Company’s or any of their respective Affiliates’ businesses, assets or properties, 3.%2.%3.%4.%5 litigate, challenge or take any action with respect to any Action by any Person, including any Governmental Authority or 4.%2.%3.%4.%5 agree to do any of the foregoing.
(b)    Each of Parent, Merger Sub and the Thermo agree to execute and deliver, or cause to be executed and delivered (including, in the case of Thermo, by causing the other Acquired Companies to execute and deliver), such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Transaction Documents. Each of Parent, Merger Sub and Thermo shall promptly notify the other parties hereto of any written notice from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Transaction Documents.
Section 5.14    . Confidentiality. From the date hereof through the Effective Time, Thermo and Parent (each, as the “Disclosing Party”) may disclose or make available to each other (each, as the “Receiving Party”) information about its (or in the case of Thermo, the Company’s or its Subsidiaries’) business affairs, products, services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” (collectively, the “Confidential Information”). Confidential Information shall not include information that, at the time of disclosure: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 5.14 by the Receiving Party or any of its Representatives; (ii) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of the Receiving Party or its Representatives before being disclosed by or on behalf of the Disclosing Party; (iv) was or is independently developed by the Receiving Party without reference to or use, in whole or in part, of any of the Disclosing Party’s Confidential Information; or (v) is required to be disclosed under Applicable Law. The Receiving Party shall (a) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (c) not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party or act on its behalf to exercise its rights or perform its obligations under this Agreement. The Receiving Party shall be responsible for any breach of this Section 5.14 caused by any of its Representatives. In the event of the termination of this Agreement before the Effective Time, at the Disclosing Party’s request, the Receiving Party shall promptly return, and shall require its Representatives to return to the Disclosing Party all copies, whether in written, electronic or other form or media, of the Disclosing Party’s Confidential Information, or destroy all such copies and certify in writing to the Disclosing Party that such Confidential Information has been destroyed. In addition to all other remedies available under Applicable Law, the Disclosing Party may seek equitable relief (including injunctive relief without the requirement of posting bond) against the Receiving Party and its Representatives to prevent the breach or threatened breach of this Section 5.14 and to secure its enforcement.
Section 5.15    . Third-Party Notices and Consents. Promptly following the date hereof, each of Parent, Merger Sub, and Thermo shall cooperate with one another, and Thermo shall cause the other Acquired Companies to cooperate with Parent and Merger Sub in determining whether any actions are required to be taken or any consents, approvals or waivers are required to be obtained from parties to any Material Contracts or other Contracts, in connection with the consummation of the transactions contemplated by this Agreement. Upon Parent’s request, Thermo shall, and shall cause the other Acquired Companies to, use reasonable best efforts (including by cooperating with Parent and its Affiliates and Representatives) in connection with the giving of notices of the transactions contemplated by this Agreement to any third parties, including pursuant to any Contracts to which any of the Acquired Companies is a party. Prior to the Effective Time, Parent and Thermo shall use their respective reasonable best efforts (and Thermo shall cause the other Acquired Companies to use their respective reasonable best efforts) to seek to obtain any third-party consents, waivers or novations required pursuant to the terms of any Contracts that are necessary or appropriate to operate the Acquired Companies after the Closing. Parent, Merger Sub, and Thermo shall each bear their own costs and expenses incurred in connection with obtaining any such consents; provided that in connection with obtaining any such third-party consent, waiver or novation, none of Parent, Merger Sub, or any Acquired Company will be required to (and, without the written consent of Parent, no Acquired Company shall) make or agree to make more than a de minimis payment (one half of which shall be promptly reimbursed by Parent or Merger Sub upon notice from the Acquired Company) or accept any material conditions or obligations, including amendments to existing conditions and obligations.
Section 5.16    . Notices of Certain Events. Thermo shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify Thermo, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) any Actions commenced, or to such party’s knowledge, threatened, against Thermo or any of its Subsidiaries, including the Company, or Parent or its Subsidiaries, as applicable, that are related to the Merger, the Parent Stock Issuance or the Parent Stock Authorization, or the other transactions contemplated by this Agreement; and (d) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 7.01 of this Agreement, Section 7.02 of this Agreement (in the case of Thermo and its Subsidiaries) or Section 7.03 of this Agreement (in the case of Parent and Merger Sub), to be satisfied. In no event shall: (i) the delivery of any notice by a party pursuant to this Section 5.16 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement; or (ii) disclosure by Thermo be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to Thermo’s representations or warranties. This Section 5.16 shall not constitute a covenant or agreement for purposes of Section 7.02(a) or Section 7.03(a).
Section 5.17    . Books and Records. For a period of six years after the Closing Date or such longer time as may be required by Applicable Law (i) Parent shall not, and shall cause its Affiliates not to, dispose of or destroy any of the books and records of the Acquired Companies in the possession of Parent or its Affiliates for periods prior to the Closing (the “Books and Records”) without first offering to turn over possession thereof to the Stockholders by written notice to Stockholders’ Representative at least 60 days prior to the proposed date of such disposition or destruction and (ii) upon reasonable advance notice, Parent shall, and shall cause its Affiliates to, give the Stockholders’ Representative reasonable access, during normal business hours and without undue interruption of Parent’s or such Affiliate’s business, to all such books and records at reasonable times, and the Stockholders’ Representative shall have the right, at its own expense, to make copies of any such books and records, but in the case of each of clauses (i) and (ii) solely to the extent (x) reasonably required by a Stockholder in connection with any Tax audit or other action by a Governmental Authority with respect to such Stockholder’s ownership of Shares prior to the Effective Time, (y) necessary to comply with Applicable Law and (z) related to the defense of any claim made under this Agreement. Notwithstanding anything herein to the contrary, no such access, disclosure or copying shall be permitted (i) for a purpose related to a dispute or potential dispute with Parent, the Surviving Company or any of their respective Affiliates, or (ii) if it would result in a loss or reduction of any attorney-client privilege, violate any confidentiality agreement or any Applicable Law; provided that, in the case of this clause (ii), Parent, Merger Sub, and the Stockholders shall cooperate in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the loss or reduction of such privilege, breach of such agreement or violation of such Applicable Law.
Section 5.18    . Supplements to Disclosure Schedules.
(a)    From time to time prior to the Closing, Thermo shall have the right (but not the obligation) to supplement or amend the Company Disclosure Schedules with respect to any matter hereafter arising or of which Thermo becomes aware after the date hereof (each, a “Company Schedule Supplement”). Any disclosure in a Company Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or determining whether or not the conditions set forth in Article 7 have been satisfied; provided, however, that if Parent has the right to, but does not elect to, terminate this Agreement within five Business Days of its receipt of such Company Schedule Supplement, then Parent shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.
(b)    From time to time prior to the Closing, Parent shall have the right (but not the obligation) to supplement or amend the Parent Disclosure Schedules with respect to any matter hereafter arising or of which Parent becomes aware after the date hereof (each, a “Parent Schedule Supplement”). Any disclosure in a Parent Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or determining whether or not the conditions set forth in Article 7 have been satisfied; provided, however, that if Thermo has the right to, but does not elect to, terminate this Agreement within five Business Days of its receipt of such Parent Schedule Supplement, then Thermo shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.
Section 5.19    . Special Committee. Prior to the Effective Time, without the consent of the Special Committee of Parent, (a) the Parent Board shall not eliminate the Special Committee of Parent, or revoke or diminish the authority of the Special Committee of Parent, and (b) Parent, Merger Sub and Thermo shall not, and shall cause each of their respective Affiliates not to, remove or cause the removal of, except for cause, any director of the Parent Board that is a member of the Special Committee of Parent either as a member of the Parent Board or the Special Committee of Parent.
Section 5.20    . Required Contributions. At least two (2) Business Days prior to the Closing Date, Thermo shall, or shall cause, at Thermo’s sole cost and expense, each of the Thermo Assets not held directly or indirectly by Thermo as of the date of this Agreement to be contributed to Thermo (the “Required Contributions”). Thermo shall provide the Special Committee of Parent with at least five (5) Business Days written notice prior to the date of the Required Contributions of the intended structure of the Required Contributions. Parent, through the Special Committee of Parent, and Thermo shall work together in good faith to minimize the Tax impact of the Required Contributions to each of Parent, Thermo and the Stockholders and the structure of the Required Contributions shall be subject to the prior approval of the Special Committee of Parent.
ARTICLE 6
TAX MATTERS
Section 6.01    . Tax Matters.
(a)    Except as set forth in Section Section 2.05(c), Parent shall cause all Transfer Taxes to be remitted to the appropriate Taxing Authority when due, and shall cause all necessary Tax Returns to be filed with respect to all such Taxes, and, if required by Applicable Law, the Stockholders will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns.
(b)    11.%2.%3.%4    The Stockholders’ Representative shall cause to be prepared, and Parent agrees to promptly cause the Surviving Company to file, all U.S. federal and state Tax Returns for Thermo, the Company, the Company’s Subsidiaries and Covington LLC that solely relate to a Pre-Closing Tax Period and are filed after the Closing Date. All costs and expenses of preparing and filing such Tax Returns (including Taxes owed with respect thereto) shall be borne by the Stockholders’ Representative (on behalf of the Stockholders). The Stockholders’ Representative shall 1.%2.%3.%4.%5.%6 provide Parent with a copy of each such Tax Return at least 30 calendar days prior to the earlier of (x) the date such Tax Return is filed and (y) the due date for filing such return (taking into account any extensions thereof) and 2.%2.%3.%4.%5.%6 promptly deliver such additional information regarding such Tax Return as may be reasonably be requested by Parent. The Stockholders’ Representative shall reasonably and in good faith consider any revisions to such Tax Returns as are requested by Parent, provided that such revisions are requested no more than 20 days after such Tax Return is delivered to Parent.
(i)    Except as set forth in Section 6.01(b)(i), Parent shall prepare or cause to be prepared and cause to be filed all Tax Returns of the Acquired Companies required to be filed following the Closing Date. To the extent that any such Tax Return includes a Pre-Closing Tax Period, Parent shall 2.%2.%3.%4.%5 provide the Stockholders’ Representative with a copy of each such draft Tax Return at least 30 calendar days prior to the earlier of (x) the date such Tax Return is filed and (y) the due date for filing such return (taking into account any extensions thereof) and 3.%2.%3.%4.%5 promptly deliver such additional information regarding such Tax Return as may reasonably be requested by the Stockholders’ Representative. Parent shall reasonably and in good faith consider any revisions to such Tax Returns as are requested by the Stockholders’ Representative, provided that such revisions are requested no more than 20 days after such Tax Return is delivered to the Stockholders’ Representative. Any Covered Taxes for any Tax Period with respect to which such Tax Returns were filed shall be borne by the Stockholders’ Representative (on behalf of the Stockholders). To the extent permitted under Applicable Law, Parent and the Stockholders agree to cause the Acquired Companies to file all Tax Returns for the periods including the Closing Date on the basis that the relevant Tax period ended on the Closing Date.
(ii)    Parent shall not, and shall not cause any of the Acquired Companies to, 4.%2.%3.%4.%5 amend any Tax Returns of any of the Acquired Companies with respect to any Pre-Closing Tax Period, or 5.%2.%3.%4.%5 make any Tax election in respect of any of the Acquired Companies that has retroactive effect to any Tax Return for a Pre-Closing Tax Period, in each such case, except 1.%2.%3.%4.%5.%6 as permitted in paragraph (ii)(A) of this Section 6.01(b)(i), 2.%2.%3.%4.%5.%6 if such action (x) is not in respect of an income Tax Return and (y) would have no effect on the liability of the Stockholders to indemnify Parent Indemnified Parties hereunder, or 3.%2.%3.%4.%5.%6 with the prior written consent of the Stockholders’ Representative.
(c)    Parent and the Stockholders and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit or other proceeding with respect to Taxes of any of the Acquired Companies. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit or other proceeding and within such party’s possession or obtainable without material cost or expense, and making employees or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(d)    For purposes of the determination of Covered Taxes in respect of a Straddle Tax Period, (x) in the case of any Taxes other than escheat, gross receipts, sales or use Taxes and Taxes based upon or related to income, Covered Taxes shall be deemed to include the amount of such Tax for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the Straddle Tax Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Tax Period, and (y) in the case of any Tax based upon or related to income and any escheat, gross receipts, sales or use Tax, the definition of Covered Taxes shall be deemed to include the amount that would be payable with respect to a taxable year based on a hypothetical closing of the taxable year ending on and including the Closing Date. Any “Extraordinary Transactions” that occur on the Closing Date and after the Closing that under the principles of the Proposed Next-Day Rule Regulations would be treated as occurring on the date after the Closing Date shall be treated as such. The amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated Tax rates, exemption amounts, etc.) shall be allocated between the two portions of the Straddle Tax Period in proportion to the number of days in each portion.
(e)    Parent shall have the right to control the conduct of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Surviving Company or any of the Acquired Companies relating to Taxes (collectively, a “Tax Contest”) which could give rise to an indemnification claim under this Agreement; provided, however, that 12.%2.%3.%4 the Stockholders’ Representative shall be entitled to participate in such Tax Contest at its sole expense (including having the opportunity to consult with Parent regarding significant actions and the opportunity to review and comment on significant written materials furnished in connection with such actions) and 13.%2.%3.%4 Parent shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of the Stockholders’ Representative (which shall not be unreasonably withheld, delayed or conditioned).
(f)    None of the Parent, Merger Sub, Thermo, or Stockholders’ Representatives shall, and they shall not permit any of their respective affiliates to, take or fail to take any action (prior to or following the Closing) which action or failure to act would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Parent, Merger Sub, and Thermo shall treat and report the Merger as a reorganization within the meaning of Section 368(a) of the Code (and any comparable state or local tax statute) for all Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The provisions of this Section 6.01(f) shall survive the Closing and are intended for the benefit of and shall be enforceable by the Stockholders.
(g)    To the extent that any obligation or responsibility pursuant to Article 8 may conflict with any obligation or responsibility pursuant to this Section 6.01, the provisions of this Section 6.01 shall control.
(h)    Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.01 shall survive until 60 days after the expiration of the relevant statutes of limitations under applicable Tax law (giving effect to any waiver, mitigation or extension thereof).
ARTICLE 7
CONDITIONS TO CLOSING
Section 7.01    . Conditions to Obligations of Parent, Merger Sub and Thermo. The obligations of Parent, Merger Sub and Thermo to consummate the Closing are subject to the satisfaction of the following conditions (or, to the extent permitted by Applicable Law, waiver by each of (i) the Special Committee of Parent, on behalf of Parent and Merger Sub, and (ii) Thermo):
(a)    The Required Governmental Approvals shall have been obtained and shall not have been revoked, or any applicable waiting periods related thereto shall have expired or otherwise been terminated, or in the case of the Required Governmental Approvals that are notices, shall have been filed.
(b)    No provision of any Applicable Law and no Order shall prohibit, restrain or make illegal the consummation of the transactions contemplated hereby or the Transaction Documents.
(c)    The Requisite Parent Vote shall have been obtained.
(d)    The Merger shall have been approved by the required lenders (and, if required, administrative agents) under the Company Credit Agreement and the Parent Credit Agreement, the terms of the Company Credit Agreement and the Parent Credit Agreement shall have been renegotiated with such lenders and amended on terms satisfactory to Parent and Thermo acting reasonably and in good faith, and no event of default shall have occurred and be continuing under either or both of the Company Credit Agreement and the Parent Credit Agreement (provided, however, that an event of default caused by or in the control of Parent or Thermo shall not be a condition for such party’s obligation to consummate the Closing).
Section 7.02    . Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Closing are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Special Committee of Parent, on behalf of Parent and Merger Sub) of the following further conditions:
(a)    Thermo shall have performed, or caused to be performed, in all material respects, all of its obligations hereunder required to be performed by it prior to the Closing Date.
(b)    All third-party consents set forth in Section 7.02(b) of the Company Disclosure Schedule shall have been obtained in form and substance reasonably satisfactory to Parent, and shall remain in full force and effect as of the Effective Time.
(c)    Other than the Fundamental Representations made by Thermo, the representations and warranties of Thermo contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or an Acquired Companies Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or an Acquired Companies Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specific date in all respects). The Fundamental Representations of Thermo shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(d)    Since the date of this Agreement, there shall not have occurred an Acquired Companies Material Adverse Effect.
(e)    Parent and Merger Sub shall have received a certificate duly executed by an executive officer of Thermo certifying as to the satisfaction of the conditions set forth in Section 7.02(a), 7.02(c) and 7.02(d).
(f)    Parent shall have received from Thermo a certificate that it is not a U.S. Real Property Holding Company for purposes of Section 897 of the Code.
(g)    As and to the extent requested by Parent, Thermo shall have delivered to Parent, or caused the Company or Covington LLC to deliver to Parent, the resignations of the directors and officers of the Acquired Companies, substantially in the form attached as Exhibit C.
(h)    The Required Contributions shall have occurred and Thermo shall not have thereafter transferred, directly or indirectly, any of the assets that were the subject of the Required Contributions.
(i)    Thermo shall have delivered to Parent, or caused the Company or Covington LLC to deliver to Parent, all documents reasonably requested by Parent relating to the existence of the Company, the existence of Covington LLC, the existence of Thermo, and the authority of Thermo to execute and deliver, and perform its obligations under, this Agreement, in form and substance reasonably satisfactory to Parent.
(j)    Thermo shall have delivered to Parent, or caused the Company to deliver to Parent, the audited consolidated balance sheet of the Company and the Company’s Subsidiaries as of December 31, 2017 and the related audited consolidated statements of income and comprehensive income, members’ equity and cash flows for each of the year ended December 2017 accompanied by the unqualified opinion of the Company’s independent auditors, and such audited financial statements shall present results of operations that are not worse in any material respect, to the Company and the Company’s Subsidiaries taken as a whole, than the results of operations presented in the Unaudited Financial Statements set forth on Section 7.02(j) of the Company Disclosure Schedules.
(k)    Any adjustments pursuant to Section 2.04(f)(i) shall not have resulted in an Actual LTM EBITDA of less than $60,000,000.
Section 7.03    . Conditions to Obligation of Thermo. The obligation of Thermo to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Thermo) of the following further conditions:
(a)    Each of Parent and Merger Sub shall have performed in all material respects all of its respective obligations hereunder required to be performed by it at or prior to the Closing Date.
(b)    Other than the Fundamental Representations made by Parent and Merger Sub, the representations and warranties of Parent and Merger Sub contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Parent Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Parent Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specific date in all respects). The Fundamental Representations of Parent and Merger Sub shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(c)    Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.
(d)    Parent shall have caused the shares of GSAT Voting Common Stock to be issued in connection with the Merger (or that may be issued upon conversion of any GSAT Non-Voting Stock to be issued in connection with the Merger) to be listed on the NYSE American (or such other stock exchange as may be mutually agreed upon by Thermo and Parent), subject to official notice of issuance and be in compliance with any rules of the NYSE American applicable in connection with the Merger.
(e)    Thermo shall have received a certificate signed by an officer of Parent certifying as to Parent’s and Merger Sub’s satisfaction of the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(c).
ARTICLE 8
SURVIVAL; INDEMNIFICATION
Section 8.01    . Survival. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date (the Standard Survival Period”); provided that the representations and warranties of Thermo contained in Section 3.01, 3.02, 3.04, 3.05, 3.06, and 3.18 and the representations and warranties of Parent and Merger Sub contained in Section 4.01, 4.02, 4.04, 4.05, 4.07 and 4.09 (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely or until the latest date permitted by Applicable Law, and the representations and warranties of Thermo contained in Section 3.11 shall survive the Closing until 60 days after the expiration of the relevant statute of limitations under applicable Tax law. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for such shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by Applicable Law. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences if requisite written notice pursuant to Article 8 of the breach thereof giving rise to such right of indemnity shall have been given to Parent (if the indemnity is sought against Parent or Merger Sub) or the Stockholders’ Representative (if the indemnity is sought against the Stockholders), as applicable, prior to such time. Each Stockholder hereby agrees that, unless otherwise required by Applicable Law, until the termination of the Standard Survival Period, the Stockholder will retain, and will not, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, that number of shares of GSAT Common Stock equal to 20% of the shares of GSAT Common Stock issued to such Stockholder at the Closing; provided, however, that the foregoing retention requirement shall cease to apply in the event of the consummation of any transaction pursuant to an Acquisition Agreement, regardless of whether such Acquisition Agreement was entered into prior to, or after, the Closing Date. For the avoidance of doubt, it shall be irrelevant if the GSAT Common Stock retained is GSAT Non-Voting Common Stock or GSAT Voting Common Stock.
Section 8.02    . Indemnification.
(a)    Subject to the limitations set forth in this Article 8, effective at and after the Effective Time, the Stockholders, jointly and severally, shall indemnify Parent, Merger Sub, each Acquired Company (including, for clarity, the Surviving Company) and each of their respective officers, directors, employees, Affiliates and agents and each of their respective successors and permitted assigns (collectively, the “Parent Indemnified Parties”) against and hold each of them harmless from any and all Losses incurred or suffered by the Surviving Company or any other Parent Indemnified Party arising out of or resulting from: 14.%2.%3.%4 any breach of any of the representations and warranties made by Thermo pursuant to this Agreement; 15.%2.%3.%4 any breach of any covenant or agreement made or to be performed by any Acquired Company (at or prior to the Effective Time), Stockholders or the Stockholders’ Representative pursuant to this Agreement; 16.%2.%3.%4 any Transaction Costs of Thermo that are unpaid at the Effective Time and (iv) the matters set forth in Section 8.02(a)5.%2.%3 of the Company Disclosure Schedules.
(b)    Subject to the limitations set forth in this Article 8, effective at and after the Effective Time, Parent shall indemnify the Stockholders and each of their respective officers, directors, employees, Affiliates (other than the Acquired Companies) and agents and each of their respective successors and permitted assigns (collectively, the “Stockholder Indemnified Parties”) against and hold each of them harmless from any and all Losses, incurred or suffered by such Stockholder Indemnified Party arising out of or resulting from: 1.%2.%3.%4 any breach of any representation or warranty made by Parent or Merger Sub pursuant to this Agreement; and 2.%2.%3.%4 any breach of any covenant or agreement made or to be performed by any Acquired Company (after the Effective Time), Parent, or Merger Sub pursuant to this Agreement.
Section 8.03    . Third-Party Claim Procedures.
(a)    The party seeking indemnification under Section 8.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action (including any Tax audit or administrative or judicial proceeding relating to Taxes) (“Claim”) in respect of which indemnity will be sought under Section 8.02. Such notice shall set forth in reasonable detail such Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except if and to the extent such failure shall have materially prejudiced the Indemnifying Party.
(b)    The Indemnifying Party (or the Stockholders’ Representative in the case of an indemnification claim pursuant to Section 8.02(a)(i)) shall be entitled to participate in the defense of any Claim asserted by any third party (“Third-Party Claim”) and, subject to the limitations set forth in this Section 8.03, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.
(c)    If the Indemnifying Party desires to assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 8.03, the Indemnifying Party shall give written notice to the Indemnified Party within 15 days after the Indemnified Party has given written notice to the Indemnifying Party of the Third-Party Claim. If such notice is timely given, the Indemnifying Party shall be entitled to control and appoint lead counsel that is reasonably acceptable to the Indemnified Party for such defense so long as 3.%2.%3.%4 the Third-Party Claim involves only a claim for monetary damages and not any claim for an order, injunction or other equitable relief or relief for other than monetary damages against any Indemnified Party, 4.%2.%3.%4 the Indemnifying Party timely provides the Indemnified Party with (x) evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder and (y) a statement that, based on the facts set forth in the notice required by Section 8.03, the Indemnifying Party would have an indemnity obligation for the Losses resulting from such Third-Party Claim, and 5.%2.%3.%4 the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory Action.
(d)    If the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement, compromise or discharge of such Third-Party Claim; provided that the Indemnified Party shall not unreasonably withhold, condition or delay consent to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms (i) obligates the Indemnifying Party to pay the full amount of the Losses in connection with such Third-Party Claim and the Indemnifying Party has the financial ability to pay the full amount of such Losses and which releases in full the Indemnified Party completely in connection with such Third-Party Claim, (ii) does not impose injunctive or equitable relief or require an admission of liability or wrongdoing on behalf of the Indemnified Party or any of its Affiliates and (iii) contains a full and unconditional release of the Indemnified Party and its Affiliates from all Losses and obligations with respect to such Third-Party Claim.
(e)    If the Indemnifying Party does not timely deliver the notice contemplated by Section 8.03, or if such notice is given on a timely basis but any of the other conditions in Section 8.03 is unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third-Party Claim. Notwithstanding anything in this Section 8.03 to the contrary, whether or not the Indemnifying Party controls the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnified Party may admit liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent so long as the Indemnified Party releases, to the reasonable satisfaction of the Indemnifying Party, any claims to indemnification with respect to such Third-Party Claim pursuant to this Article 8.
(f)    In circumstances where the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel incurred by the Indemnified Party after such time as the Indemnifying Party assumed control pursuant to Section 8.03(b) shall be borne by the Indemnified Party; provided that notwithstanding the foregoing, the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third-Party Claim, during any period in which the Indemnifying party ceases to be eligible to maintain control of the defense of the Third-Party Claim, or does not diligently defend such Third-Party Claim in good faith, in each case as provided in this Section 8.03, (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest or (iii) if counsel chosen by the Indemnifying Party requests a conflict wavier or other waiver from the Indemnified Party with respect to such matter.
(g)    Each of the Indemnifying Party and the Indemnified Party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall promptly furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
Section 8.04    . Limitations on Indemnification.
(a)    The Stockholders, on the one hand, and Parent, on the other hand, shall have no liability (for indemnification or otherwise) with respect to Losses for claims under Section 8.02(a)(i) or Section 8.02(b)(i), as applicable, until the aggregate amount of all Losses with respect to such matters exceeds $1,000,000 (the “Deductible”), in which event the Stockholders or Parent, as applicable, shall only be required to pay or be liable for Losses in excess of the Deductible. Each of the Stockholders, one the one hand, and Parent, on the other hand, shall have no liability (for indemnification or otherwise) with respect to Damages for claims under Section 8.02(a)(i) and Section 8.02(b)(i), as applicable, until the total of all Damages with respect to any individual breach (or series of similar breaches arising from the same underlying facts or legal basis) of a representation or warranty exceeds $50,000.
(b)    The aggregate amount of Losses for which the Stockholders, on the one hand, and Parent, on the other hand, shall be required to pay or be liable for (with respect to indemnification or otherwise) for claims under Section 8.02(a)(i) and Section 8.02(b)(i), as applicable, shall not exceed in the aggregate $98,700,000. For the purposes of clarity, if and to the extent the R&W Insurance Policy is purchased, any amounts actually received by Parent or its Affiliates under the R&W Insurance Policy shall reduce the aggregate limit on the Stockholders liability pursuant to the preceding sentence by the amount so received under the R&W Insurance Policy.
(c)    Notwithstanding the foregoing, the limitations set forth in this Section 8.04 shall not apply to Losses based upon, arising out of, with respect to or by reason of (1) any inaccuracy in or breach of (i) any Fundamental Representation made by Thermo or Parent or (ii) any representation or warranty made by Thermo in Section 3.11; (2) commission of intentional fraud or intentional misrepresentation by Thermo or Parent in connection with the transactions contemplated by this Agreement or (3) Section 8.02(a)(ii), Section 8.02(a)(iii), Section 8.02(a)(iv) or Section 8.02(b)(ii).
(d)    The limitations set forth in this Article 8 are cumulative such that one or more of such limitations may apply to a claim for indemnification under this Agreement.
Section 8.05    . Manner of Payment. Once a Loss is finally adjudicated or agreed to by the Indemnifying Party in a written agreement pursuant to this Article 8, the Indemnifying Party shall satisfy its obligations within thirty (30) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such thirty (30) Business Day period, any amount payable shall accrue interest from and including the date of the agreement or final, non-appealable adjudication to the date such payment is made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding. In the event that a R&W Insurance Policy is obtained prior to the Closing, the parties agree that a claim, to the extent such claim would be covered by such R&W Insurance Policy, shall be made against such R&W Insurance Policy before the Thermo Stockholders are required to pay any amounts under this Article 8.
Section 8.06    . Exclusivity of Remedy. Subject to Section 10.12, and without limiting any parties rights (x) under any other Transaction Document or any other agreement entered into in connection with this Agreement or (y) with respect to claims for intentional fraud or intentional misrepresentation in connection with the transactions contemplated by this Agreement, the parties hereto acknowledge and agree that from and after the Effective Time, the indemnification provisions in this Article 8 shall be the sole and exclusive monetary remedy of any party with respect to any and all claims arising out of breaches of representations, warranties, covenants or agreements contained in this Agreement.
Section 8.07    . Mitigation. Parent, the Surviving Company, the Stockholders, and the Stockholders’ Representative shall cooperate with each other with respect to resolving any claim for Losses with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim for Losses; provided, however, that no party shall be required to make such efforts if they would be detrimental in any material respect to such party.
Section 8.08    .    Direct Claims.     In any case in which an Indemnified Party seeks indemnification under this Article 8 which is not subject to Section 8.03 because no Third-Party Claim is involved, the Indemnified Party shall promptly notify the Indemnifying Party in writing of any Loss that such Indemnified Party claims is subject to indemnification under the terms hereof. The failure of an Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless and only to the extent that the Indemnifying Party is materially prejudice thereby. After the delivery of a claim notice pursuant to this Section 8.08 by the Indemnified Party to the Indemnifying Party the amount of indemnification to which the Indemnified Party shall be entitled shall be determined (i) by the written agreement between an Indemnified Party and the Indemnifying Party, (ii) by a final and nonappealable judgment or decree of any court of competent jurisdiction or (iii) by any other means to which an Indemnified Party and the Indemnifying Party shall agree in writing.
Section 8.09    . Stockholders’ Representative.
(a)    Each Stockholder, by execution of this Agreement, irrevocably constitutes and appoints Thermo Development, Inc. (which, by execution of this Agreement, hereby accepts such appointment) to act as the Stockholders’ Representative and as the sole agent and attorney-in-fact for and on behalf of the Stockholders (in their capacity as such), with full power of substitution, to take all actions on behalf of the Stockholders in connection with this Agreement, including (i) to execute and deliver on behalf of the Stockholders any amendment, consent or waiver under this Agreement and the other Transaction Documents, (ii) to assert, and to agree to resolution of, all claims and disputes hereunder or thereunder, including under Article 8 hereof, (iii) to retain legal counsel and other professional services, at the expense of the Stockholders, in connection with the performance by the Stockholders’ Representative of this Agreement and the other Transaction Documents, (iv) to execute and deliver on the Stockholders’ behalf all documents and instruments which may be executed and delivered pursuant to this Agreement and the other Transaction Documents, (v) to make and receive notices and other communications pursuant to this Agreement and the other Transaction Documents and service of process in any Action arising out of or related to this Agreement and the other Transaction Documents, (vi) to negotiate, settle or compromise any Action arising out of or related to this Agreement or the other Transaction Documents or any of the transactions hereunder or thereunder, including to take any action (or determine not to take action) in connection with the defense, prosecution, settlement, compromise or other resolution of any claim for indemnification pursuant to Article 8, and (vii) to do each and every act and exercise all rights that are either (x) necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing or (y) mandated or permitted by the terms of this Agreement or the other Transaction Documents. Stockholders’ Representative shall use reasonable efforts to keep the Stockholders reasonably informed with respect to actions of the Stockholders’ Representative pursuant to the authority granted to the Stockholders’ Representative under this Agreement which actions have a material impact on the amounts payable to the Stockholders.
(b)    The power of attorney granted in this Section 8.09 is coupled with an interest and is irrevocable, may be delegated by the Stockholders’ Representative and shall survive the death, dissolution or incapacity of each Stockholder. Such appointment and powers may be changed by the Stockholders having a majority in interest of the Percentage Interest of all Stockholders as of such time (including in the event of the resignation, death, disability or other incapacity of an Stockholders’ Representative that is an individual), and, following the provision of notice to Parent, the newly appointed representative shall be the Stockholders’ Representative for all purposes hereunder, and any such successor shall succeed the Stockholders’ Representative as the Stockholders’ Representative hereunder. Neither the removal of, nor the appointment of a successor to, the Stockholders’ Representative shall affect in any manner the validity or enforceability of any actions taken or agreements, understandings or commitments entered into by the prior Stockholders’ Representative, which shall continue to be effective and binding on the Stockholders. For the avoidance of doubt, any compromise or settlement of any matter by the Stockholders’ Representative hereunder shall be binding on, and fully enforceable against, all Stockholders. No bond shall be required of the Stockholders’ Representative.
(c)    A decision, act, consent or instruction of the Stockholders’ Representative hereunder shall constitute a decision, act, consent or instruction of all of the Stockholders and shall be final, binding and conclusive upon each of the Stockholders, and Parent, Merger Sub and, after the Effective Time, the Surviving Company, may rely upon any such decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each and every such Stockholder. The Parent Indemnified Parties are hereby relieved from any Liability to any Person for any acts done by them in accordance with any such decision, act, consent or instruction of the Stockholders’ Representative and the Stockholders agree to hold the Parent Indemnified Parties harmless and indemnify them for any Liability resulting from any such decision, act, consent or instruction of the Stockholder’s Representative. Each Stockholder hereby agrees that for any Action arising under this Agreement or any Transaction Document such Stockholder may be served legal process by registered mail to the address set forth in Section 10.01 for the Stockholders’ Representative (or any alternative address designated to the parties in writing by the Stockholders’ Representative), and that service in such manner shall be adequate and such Stockholder shall not assert any defense of claim that service in such manner was not adequate or sufficient in any court in any jurisdiction. Each Stockholder shall promptly provide written notice to the Stockholders’ Representative of any change of address of such Stockholder.
(d)    Without limiting the generality of the foregoing and for the avoidance of doubt, for purposes of Article 8, if any Stockholder Indemnified Party is seeking indemnification as the Indemnified Party hereunder, or indemnification is sought against any Stockholder as an Indemnifying Party hereunder, then, in either such case, the Stockholders’ Representative shall act on behalf of, and receive notice on behalf of, such Stockholder.
(e)    The Stockholders’ Representative, solely in its capacity as the representative of the Stockholders, represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:
(i)    the Stockholders’ Representative is a corporation duly organized, validly existing and in good standing under the laws of Colorado, and has all requisite corporate power and authority and all permits required to carry on its business in all material respects as currently conducted;
(ii)    the execution and delivery of this Agreement by the Stockholders’ Representative, and the performance by the Stockholders’ Representative of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of the Stockholders’ Representative;
(iii)    this Agreement has been duly executed and delivered by the Stockholders’ Representative and this Agreement constitutes a legally valid and binding obligation of the Stockholders’ Representative, enforceable against the Stockholders’ Representative in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity); and
(iv)    the execution and delivery of the Transaction Documents to which it is (or will be) a party by the Stockholders’ Representative, and the performance by the Stockholders’ Representative of its obligations thereunder do not and will not (A) conflict with or result in a violation of the organizational documents of the Stockholders’ Representative, (B) violate any Applicable Law or (C) require any consent or approval that has not been given or other action that has not been taken by any Person under any Contract binding upon the Stockholders’ Representative.
(f)    Notwithstanding anything to the contrary in this Agreement, the representations and warranties of the Stockholders’ Representative shall survive the Closing indefinitely or until the latest date permitted by Applicable Law.
(g)    Each Stockholder, by its acceptance of its share of the Merger Consideration payable at Closing hereunder, accepts and agrees to be bound by the provisions set forth in this Section 8.09.
ARTICLE 9
TERMINATION
Section 9.01    . Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written agreement of the Stockholders’ Representative and Parent;
(b)    by Thermo or Parent if the Closing shall not have been consummated on or before August 31, 2018 (such date, as it may be extended by the second proviso below, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to Parent, if Parent’s or Merger Sub’s, or to Thermo, if the Stockholders’ Representative’s or Thermo’s breach of any provision of this Agreement results in the failure of the Closing to occur by such date; provided, further, that if on August 31, 2018, any of the conditions set forth in Article 7 are not satisfied due solely to any Required Governmental Approvals, any third party consents referred to in Sections 7.01(d) or 7.02(b) or the Requisite Parent Vote not having been obtained, and all of the other conditions set forth in Article 7 are satisfied (other than the Closing Date Conditions, provided that the Closing Date Conditions would reasonably be expected to be satisfied at Closing if Closing were to occur on August 31, 2018), then either Thermo or Parent shall have the right, in its sole discretion, by providing written notice to the other, to extend the date referred to above in this clause (b) by up to 60 days;
(c)    by either Thermo or Parent if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;
(d)    by either Thermo or Parent if there has been a misrepresentation or breach of warranty or breach of covenant or other agreement set forth in this Agreement by Parent or Merger Sub (in the case of termination by Thermo) or by Thermo (in the case of termination by Parent) that would cause the condition set forth in Section 7.03(a) or Section 7.03(b) (in the case of termination by Thermo) or Section 7.02(a) or Section 7.02(c) (in the case of termination by Parent) not to be satisfied, and either (A) the relevant party has not cured such misrepresentation or breach within 30 days of receiving written notice thereof, or (B) such condition is incapable of being satisfied by the End Date;
(e)    by Parent at any time, including, to the extent permitted by Law, after the Requisite Parent Vote, if a Conditional Proposal has been received that the Parent Board, or if within its authority, the Special Committee of Parent has deemed to be a Superior Proposal and either a Parent Adverse Recommendation Change has occurred or Parent (or any of its Subsidiaries) has been authorized to enter into an Acquisition Agreement with respect to a Conditional Proposal, provided in each case Section 5.07 has been complied with before such Parent Adverse Recommendation Change or authorization to enter into an Acquisition Agreement with respect to such Conditional Proposal; or
(f)    by Thermo if a Parent Adverse Recommendation Change has occurred.
The party desiring to terminate this Agreement pursuant to Section 9.01(b), Section 9.01(c), Section 9.01(d), Section 9.01(e) or Section 9.01(f) shall give notice of such termination to the other party.
Section 9.02    . Effect of Termination. Except as provided in Section 9.03 and Section 9.04, if this Agreement is terminated as permitted by Section 9.01, such termination shall be without Liability of any party (or any stockholder, equityholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the willful and material breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Losses incurred or suffered by any other party as a result of such failure or breach. The provisions of this Section 9.01 and of Section 9.03, Section 9.04 and Article 10 (other than Section 10.12) shall survive any termination hereof pursuant to Section 9.01.
Section 9.03    . Effect of Termination Pursuant to Section 9.01(e) or 9.01(f). If this Agreement is terminated pursuant to Section 9.01(e) or Section 9.01(f), Parent shall promptly (and in any event, within five Business Days of such termination) pay Thermo a break-up fee in cash, shares of GSAT Common Stock, or warrants to purchase GSAT Common Stock (on terms acceptable to Thermo), at Parent’s election, with a value equal to $25 million.
Section 9.04    . Effect of Termination Due to Material Breach. Parent shall pay or reimburse Thermo for all of its Transaction Costs in the event this Agreement is terminated by Thermo prior to Closing on account of any material misrepresentation, breach of warranty, or breach of covenant or other agreement set forth in this Agreement by Parent or Merger Sub; provided, however, that the aggregate maximum amount of Transaction Costs that Parent must pay or reimburse on account of Transaction Costs pursuant to this Section 9.04 is $2,000,000, provided further, however, that such payment or reimbursement shall not prejudice the rights of Thermo to any other remedy it may have under Applicable Law. Thermo shall pay or reimburse Parent for all of its Transaction Costs in the event this Agreement is terminated prior to Closing by Parent on account of any material misrepresentation, breach of warranty, or breach of covenant or other agreement set forth in this Agreement by Thermo; provided, however, that the aggregate maximum amount of Transaction Costs that Thermo must pay or reimburse on account of Transaction Costs pursuant this Section 9.04 is $2,000,000, provided further, however, that such payment or reimbursement shall not prejudice the rights of Parent to any other remedy it may have under Applicable Law.
ARTICLE 10
MISCELLANEOUS
Section 10.01    . Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission) and shall be given,

if to Parent, Merger Sub or the Surviving Company, to:
Globalstar, Inc.
300 Holiday Square Blvd.
Covington, LA 70433
Attention: L. Barbee Ponder IV
E-mail: Barbee.Ponder@globalstar.com

with copies to:

Special Committee of the Board of Directors of Globalstar, Inc.
    300 Holiday Square Blvd.
    Covington, LA 70433
Attention: J. Patrick McIntyre
E-mail: pmcintyre@etwater.com

And

Goodwin Procter LLP
    100 Northern Avenue
    Boston, MA 02210
    Attention: Stuart M. Cable
         Mark S. Opper
    Facsimile No.: (617) 523-1231
    Email: scable@goodwinlaw.com
     mopper@goodwinlaw.com

if, prior to the Closing, to Thermo, the Stockholders’ Representative or any Stockholder, to:

Thermo Development, Inc.
Attn: James Monroe
1735 19th Street
Denver, CO 80202
E-mail: jay@thermoco.com

with copies to:

Taft Stettinius & Hollister LLP
425 Walnut Street
Cincinnati OH 45202
Attention: James M. Zimmerman
Facsimile No.: No.: 513-381-0205
E-mail: Zimmerman@taftlaw.com

if, after to the Closing, to the Stockholders’ Representative or any Stockholder, to:

Thermo Development, Inc.
Attn: James Monroe
1735 19th Street
Denver, CO 80202
E-mail: jay@thermoco.com

with copies to:

Taft Stettinius & Hollister LLP
425 Walnut Street
Cincinnati OH 45241
Attention: James M. Zimmerman
Facsimile No.: 513-381-0205
E-mail: Zimmerman@taftlaw.com

or, in each case, to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 4:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 10.02    . Amendments and Waivers.
(a)    No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by (i) Parent, (ii) Thermo (or the Surviving Company following the Closing) and (iii) the Stockholders’ Representative; provided, however, that no amendment to this Agreement shall be made which by Applicable Law requires further approval by the stockholders of Parent without such further approval by such stockholders. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving parties.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 10.03    . Expenses. Except as otherwise provided herein, all Transaction Costs shall be paid by the party incurring such cost or expense.
Section 10.04     Independent Investigation. Parent has conducted its own due diligence investigation, review and analysis of the Acquired Companies and the Thermo Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Acquired Companies and Thermo Assets for such purpose. Parent acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent has relied solely upon its own investigation and the express representations and warranties of Thermo set forth in Article 3 of this Agreement (including related portions of the Company Disclosure Schedules); and (b) neither Thermo nor any other Person has made any representation or warranty as to the Acquired Companies or this Agreement, except as expressly set forth in Article 3 of this Agreement (including the related portions of the Company Disclosure Schedules). For the avoidance of doubt, nothing in this Agreement, including this Section 10.04 shall limit any claim by Parent for intentional fraud or intentional misrepresentation by the Acquired Companies.
Section 10.05    . Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, further, that Parent and Merger Sub, or, after the Effective Time, the Surviving Company, as the case may be, may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of Parent’s Affiliates at any time and after the Effective Time, to any Person; provided that no such transfer or assignment shall relieve any such assigning party of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the assigning party.
Section 10.06    . Governing Law. This Agreement and all Actions arising out of or relating to this Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 10.07    . Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action so long as one of such courts shall have subject matter jurisdiction over such Action, and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.
Section 10.08    . WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.09    . Counterparts; Effectiveness; No Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts (including by electronic means), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
Section 10.10    . Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
Section 10.11    . Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 10.12    . Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically, without proof of damages or otherwise, the performance of the terms and provisions hereof in the courts set forth in Section 10.07, in addition to any other remedy to which they are entitled at law or in equity. Any party seeking an injunction, a decree or order of specific performance or other equitable remedy shall not be required to provide any bond or any other security in connection therewith.

Section 10.13     Disclosure Schedules.
(a)    Any disclosure under one schedule of the Company Disclosure Schedule shall be deemed disclosure under any other schedules of the Company Disclosure Schedule to the extent that it is reasonably apparent on its face to apply to such other schedule. To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the Company Disclosure Schedule does not constitute a determination by Thermo that any such matter is material.
(b)    Any disclosure under one schedule of the Parent Disclosure Schedule shall be deemed disclosure under any other schedules of the Parent Disclosure Schedule to the extent that it is reasonably apparent on its face to apply to such other schedule. To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the Parent Disclosure Schedule does not constitute a determination by Parent that any such matter is material.
Section 10.14 Special Committee of Parent Approval. Any amendment, consent, waiver or other determination to be made, or action to be taken, by Parent or Merger Sub under or with respect to this Agreement shall be made or taken only at the direction and upon the approval of the Special Committee of Parent. The Special Committee of Parent, and only the Special Committee of Parent, may pursue or defend any action or litigation with respect to this Agreement on behalf of Parent or Merger Sub. The parties agree that any specific references to the Special Committee of Parent taking any actions or providing any consent or approval under this Agreement shall not imply or infer that the Special Committee of Parent is not required to take any actions or provide any consent or approval where such specific reference is not made and this Section 10.14 is intended to apply to any amendment, consent, waiver or other determination to be made, or action to be taken, by Parent or Merger Sub under or with respect to this Agreement. In the event that the Special Committee of Parent shall no longer exist, any other committee of the Board composed solely of independent and disinterested directors shall perform any and all duties of the Special Committee of Parent under the terms of this Agreement.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Parent: Globalstar, Inc. By: /s/ David B. Kagan Name: David B. Kagan Title: President & Chief Operating Officer	Stockholders: NT Assets LLC By: /s/ James Monroe III Name: James Monroe III Title: Sole Director
Merger Sub: GBS Acquisitions, Inc. By: /s/ David B. Kagan Name: David B. Kagan Title: President	FL Investment Holdings LLC By: /s/ James Monroe III Name: James Monroe III Title: Sole Director
Thermo: Thermo Acquisitions, Inc. By: /s/ James Monroe III Name: James Monroe III Title: Sole Director	Thermo Development, Inc. By: /s/ James Monroe III Name: James Monroe III Title: Sole Director
Stockholders’ Representative: Thermo Development, Inc. By: /s/ James Monroe III Name: James Monroe III Title: Sole Director

EXHIBIT A

Certificate of Merger

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:
FIRST: The name of the surviving corporation is Thermo Acquisitions, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is GBS Acquisitions, Inc., a Delaware corporation.
SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.
THIRD: The name of the surviving corporation is Thermo Acquisitions, Inc., a Delaware corporation.
FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.
FIFTH: The merger is to become effective on ____________________, 2018.
SIXTH: The Agreement of Merger is on file at 300 Holiday Square Blvd., Covington, LA 70433, the place of business of the surviving corporation.
SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.
IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the ______ day of _____________________, A.D., 2018.

By:
Authorized Officer
Name: James Monroe III
Print or Type
Title: President

EXHIBIT B
Terms of R&W Insurance Policy

Insurance shall be primary with excess policies, subject to a clause requiring that claims be first filed against any other available and applicable policy.
Retention of up to $2,000,000
Coverage of up to $100,000,000
Term of 3 years for general representations, and 6 years for Fundamental Representations

EXHIBIT C
Form of Resignation

RESIGNATION

I, [name], do hereby resign as [title(s)] of _______________________, a Delaware [limited liability company/corporation] (the “Company”), effective as of the Closing, as defined in that certain Agreement and Plan of Merger dated as of April 24, 2018, by and among Globalstar, Inc., GBS Acquisitions, Inc., Thermo Acquisitions, Inc., stockholders of Thermo Acquisitions, Inc., and Thermo Development, Inc.

__________________________________
[Name]

Date: _____________________________

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